Exhibit 10.4

LEASE AGREEMENT

LANDLORD:	MARS DISCOVERY DISTRICT

TENANT:	NPS ALLELIX CORP.

ADDRESS:	101 COLLEGE STREET, SUITES 600, 700 and 800, TORONTO, ONTARIO

DATE:	APRIL 12, 2004.

SUMMARY OF ESSENTIAL TERMS

The undermentioned is a summary of some of the essential terms of this lease. For details of the terms and meanings of the terms referred to below, recourse should be had to the balance of this lease. This summary is for convenience only and if a conflict occurs between the provisions of this summary and any other provisions of this lease, the other provisions of this lease shall govern.

Leased Premises:	Part of the Building known municipally as 101 College Street, Toronto, Ontario, being Suites 600, 700 and 800

Term:	Ten (10) years and eight (8) months FOLLOWING THE Commencement Date, but subject to Section 1.04

Option to Extend:	Two (2) options for five (5) years each

Commencement Date:	The later of: (i) five (5) days following substantial completion of the Landlord’s Work in the leased premises; and (ii) the date on which the Tenant obtains all building permits necessary for the purpose of permitting the Tenant to commence the Tenant’s Work, provided that in any event such date shall be no later than thirty (30) days following the substantial completion of the Landlord’s Work.

Rentable Area of the Leased Premises: 60,000 square feet (approximately)

Minimum Rent:

First eight (8) months: nil

Following Year(s) 1-5 Rate: $21.00 per sq. ft.

Yearly Amount: $1,260,000.00

Monthly Amount: $105,000.00

Following Year(s) 6-10 Rate: $22.00 per sq. ft.

Yearly Amount: $1,320,000.00

Monthly Amount: $110,000.00

Deposit:	$91,000.00

Permitted Use:	Medical and related sciences research facility, which shall include performing all forms of laboratory research, testing and experimenting including conduction chemical synthesis research and experiments, biological and genetic research and experiments, human tissue research and experiments and experiments and tests on live animals as well as other research, experiments and tests tied to medical and related science research, and related office uses.

Landlord’s Work:	As per Schedule “D”

Tenant’s Work:	All other work required to occupy and operate the Leased Premises, as per Schedule “E”.

Fixturing Period:	The first eight (8) months of the Term commencing on the Commencement Date.

TABLE OF CONTENTS

		PAGE NO.
ARTICLE I - GRANT AND TERM

Section 1.01	Leased Premises	1
Section 1.02	Rentable Area of the Leased Premises	1
Section 1.03	Commencement and Ending Date of the Term.	2
Section 1.04	Fixturing Period	2

ARTICLE II - RENT

Section 2.01	Minimum Rent	2
Section 2.02	Lease Year	3
Section 2.03	Additional Rent	3
Section 2.04	Where Payments to be Made	4
Section 2.05	Minimum Rent and Additional Rent Past Due	4
Section 2.06	Post Dated Cheques	4

ARTICLE III - SECURITY DEPOSIT

Section 3.01	Security Deposit	4

ARTICLE IV - TAXES

Section 4.01	Taxes – Definition	5
Section 4.02	Taxes Payable by the Landlord	5
Section 4.03	Taxes Payable by the Tenant	5
Section 4.04	Business Taxes and Other Taxes of the Tenant	5
Section 4.05	Tenant’s Responsibility	6

ARTICLE V - COMMON AREAS AND FACILITIES

Section 5.01	Common Areas and Facilities	7
Section 5.02	Control by the Landlord	7
Section 5.03	Licence to Use Common Areas	8

ARTICLE VI - COST OF MAINTENANCE AND OPERATION OF THE BUILDING

Section 6.01	Proportionate Share – Definition	8
Section 6.02	Operating Costs – Definition	9
Section 6.03	Payment of Operating Costs	11
Section 6.04	Tenant to Pay Utilities	11
Section 6.05	Separate Meters	11
Section 6.06	Heating and Air-Conditioning	11
Section 6.07	INTENTIONALLY DELETED	13
Section 6.08	INTENTIONALLY DELETED	14

ARTICLE VII - MAINTENANCE, REPAIR AND ALTERATIONS

Section 7.01	Maintenance and Repairs by Tenant	12
Section 7.02	Improvements, Alterations, Partitions	12
Section 7.03	Maintenance by the Landlord	13
Section 7.04	Leave Premises in Good Repair	14
Section 7.05	Damage to Leased Premises	14
Section 7.06	Overloading	14
Section 7.07	Additional Facilities Necessary	14
Section 7.08	Plumbing Facilities	14
Section 7.09	Refuse	15
Section 7.10	Tenant Shall Discharge all Liens	15

2

ARTICLE XVIII - OPTION TO EXTEND

Section 18.01	Option	28
Section 18.02	Arbitration	29

ARTICLE XIX - ENVIRONMENTAL

Section 19.01	Hazardous Substances	29

ARTICLE XX - RIGHT OF FIRST OFFER

Section 20.01	Right of First Offer	32

ARTICLE XXI - MISCELLANEOUS

Section 21.01	Rules and Regulations	33
Section 21.02	Force Majeure	33
Section 21.03	Notices	33
Section 21.04	Waiver of Breach	34
Section 21.05	Net Lease	34
Section 21.06	Accord and Satisfaction	34
Section 21.07	Entire Agreement	34
Section 21.08	Captions and Section Numbers	35
Section 21.09	Extended Meanings	35
Section 21.10	Partial Invalidity	35
Section 21.11	Registration	35
Section 21.12	No Option	35
Section 21.13	Obligations as Covenants	35
Section 21.14	Governing Law	35
Section 21.15	Time of the Essence	36

	SCHEDULE “A” - LEGAL DESCRIPTION OF PROPERTY

	SCHEDULE “B-1” - SKETCH OF PROPERTY DELINEATING BUILDING

	SCHEDULE “B-2 – SKETCH OF SUITE 600

	SCHEDULE “B-3” – SKETCH OF SUITE 700

	SCHEDULE “B-4” – SKETCH OF SUITE 800

	SCHEDULE “C” - RULES AND REGULATIONS

	SCHEDULE “D” - LANDLORD’S WORK

	SCHEDULE “E” - TENANT’S WORK

3

THIS LEASE made this 12th day of April, 2004.

B E T W E E N:

MARS DISCOVERY DISTRICT, a corporation incorporated under the laws of Canada,

(hereinafter called the “Landlord”)

OF THE FIRST PART;

- and -

NPS ALLELIX CORP., a corporation incorporated under the laws of the Province of Ontario,

(hereinafter called the “Tenant”)

OF THE SECOND PART;

WHEREAS the Landlord is the owner of certain lands and buildings municipally known as 101 College Street, in the City of Toronto, as more particularly described as the Parcel “B” Lands and the Expanded Parcel “B” Lands in Schedule “A” attached hereto;

WHEREAS the Landlord intends to construct on a portion of such Parcel “B” Lands and Expanded Parcel “B” Lands a south office tower (the “Building”), shown hatched in black on Schedule B-1, which Building for the purposes of this Lease includes only Floors 2 through 8 and for greater certainty does not include any or all of the historic building located on such lands;

AND WHEREAS the Building is located appurtenant to and forms part of the overall development constructed or to be constructed on the subject lands and adjacent lands and known as the “MARS Centre”, as more particularly legally described on Schedule “A” attached hereto and shown outlined in heavy black on Schedule “B-1” attached hereto (hereinafter called the “Property”);

AND WHEREAS the Landlord has agreed to lease to the Tenant those certain premises forming part of the Building and known as Suites 600, 700 and 800 therein, which premises are each respectively outlined in red on Schedules “B-2”, “B-3” and “B-4” attached hereto (hereinafter called the “Leased Premises”).

NOW THEREFORE WITNESSETH THAT:

ARTICLE I - GRANT AND TERM

Section 1.01 - Leased Premises

In consideration of the rents, covenants and agreements hereinafter reserved and contained on the part of the Tenant to be paid, observed and performed, the Landlord does hereby demise and lease to the Tenant the Leased Premises, together with the right to use the Common Areas and Facilities, as hereinafter defined, in common with others entitled thereto, subject to the provisions of this Lease.

The Leased Premises shall be located on the whole of the 6th, 7th and 8th floors of the Building, which are typical floors of approximately 20,000 square feet each.

Section 1.02 - Rentable Area of the Leased Premises

The Landlord and the Tenant agree that the rentable area of the Leased Premises (the “Rentable Area of the Leased Premises”) shall be measured by a professional and reputable space planner, quantity surveyor, architect or engineer retained by the Landlord at its expense (the “Consultant”) prior to commencement of the Fixturing Period, based on the 1996 BOMA Standard of Measurement for office buildings, and both the Landlord and the Tenant shall be bound by the Consultant’s measurement of the Rentable Area of the Leased Premises provided said measurement is carried out in accordance with the provisions hereof and confirmed by a certificate addressed to each party.

Section 1.03 - Commencement and Ending Date of the Term

The Tenant shall have and hold the Leased Premises for and during the term (herein called the “Term”) which shall be, unless sooner terminated pursuant to the provisions of this Lease, the period of ten (10) years and eight (8) months commencing on the later of: (i) that date which is five (5) days following substantial completion of the Landlord’s Work in the Leased Premises for the purpose of permitting the Tenant to commence the Tenant’s Work; and (ii) the date on which the Tenant obtains all building permits necessary for the purpose of permitting the Tenant to commence the Tenant’s Work provided that in any event such date shall be no later than thirty (30) days following substantial completion of the Landlord’s Work in the Leased Premises, (herein called the “Commencement Date”). The Tenant undertakes to use reasonable commercial efforts to obtain in a timely manner all building permits necessary for the purpose of permitting the Tenant to commence the Tenant’s Work in the Leased Premises. The Landlord represents and warrants to the Tenant that the ongoing work by the Landlord in respect of completing construction of the Building and the Common Areas and Facilities, will not impair the ability of the Tenant to commence and proceed with the Tenant’s Work or to obtain a building permit therefor to permit Tenant’s Work to commence on the Commencement Date. For the purposes of this Lease, “substantial completion of the Landlord’s Work in the Leased Premises” shall mean that the Leased Premises are in such a condition as at the Commencement Date so as to allow the Tenant to commence and proceed unimpeded with the completion of the Tenant’s Work during the first four (4) months following the Commencement Date including:

(i)	finished structural slabs are complete in the building;

(ii)	curtain wall is installed on all floors up to and including the eighth floor and installation has commenced and is proceeding on the 9th floor penthouse;

(iii)	the Building has been closed in and made weather tight up to and including the 8th floor, with the 9th floor penthouse to be closed in and made weather tight by no later than December 1, 2004;

(iv)	slab to slab fireproofing is complete on the 6th, 7th and 8th floors;

(v)	one freight elevator is operational and available to provide the Tenant and its workers access to the Leased Premises;

(vi)	fire life safety systems tested and verified to the extent necessary for construction watch purposes;

(vii)	sprinkler risers have been installed and are complete on the 6th, 7th and 8th floors of the Building

(viii)	the 9th floor penthouse is complete to the extent necessary to permit the joint occupation by the Landlord and the Tenant; and

(ix)	truck shipping and receiving through parcel “C” loading dock.

For the purpose of this Lease “substantial completion of the Landlord’s Work for the Building” shall mean that the Building and all Common Areas and Facilities and all Modifications are substantially complete, as defined in the Construction Lien Act and that an occupancy permit has been issued with respect to the Building.

Prior to the Commencement Date the Landlord and the Tenant, and their various representatives shall conduct a deficiency inspection in order to ensure that substantial completion of the Leased Premises (as defined above) has been achieved.

Prior to the closing in of the Leased Premises the Tenant shall be permitted to use the outside construction lift in order to bring materials to the Leased Premises that the Tenant or its contractors may require for the purpose of Tenant’s Work. The Tenant shall be permitted to use such construction lift and store such materials in the Leased Premises without payment of fee, charge or rent.

Forthwith upon the Commencement Date being determined in accordance with the foregoing, the Tenant shall execute an acknowledgement of same on the Landlord’s form.

During the first four (4) months following the Commencement Date the Landlord covenants that:

(i)	power shall be supplied to and electrical distribution panels installed on each floor of the Leased Premises;

(ii)	the washrooms on each floor of the Leased Premises shall be operational;

(iii)	the Tenant shall have primary use of the freight elevator (where possible the parties to this Lease will agree to a mutually convenient schedule for the use of the freight elevator on the understanding that the Tenant shall have first priority and primary use thereof);

(iv)	temporary construction heating shall be provided to the Leased Premises; and

(v)	the Tenant shall have reasonable access to truck receiving facilities

The anticipated date of delivery of the Leased Premises to the Tenant (with substantial completion of the Landlord’s Work in the Leased Premises), and subject to delays due to force majeure, is November 1, 2004. The anticipated date of substantial completion of the Landlord’s Work for the Building is February 28, 2005, the Landlord hereby acknowledging that the Tenant is expecting to occupy the Leased Premises for business purposes (the “Business Occupancy”) on or about four (4) months following the Commencement Date.

Section 1.04 - Fixturing Period

The Tenant shall be allowed a fixturing period (the “Fixturing Period”) for the purpose of completing the Tenant’s Work and preparing the Leased Premises for their intended use, for a period of eight (8) months commencing on the Commencement Date. The Fixturing Period shall be subject to extension for any delays in the carrying out of the Tenant’s Work caused by events of force majeure, provided that in no event shall the Fixturing Period extend beyond ten (10) months from the Commencement Date (but subject to the next ensuing paragraph in respect of the Fixturing Period Extension). By way of example, if the Commencement Date occurs on November 1, 2004, the Tenant agrees that payment of Minimum Rent and Additional Rent shall commence in any event or circumstance, subject to the Fixturing Period Extension, no later than September 1, 2005. During the Fixturing Period, and subject to the foregoing, the Tenant shall be responsible only for the cost of utilities consumed, Tenant’s insurance coverage in accordance with this Lease, insurance premiums incurred by the Landlord in connection with the Tenant’s occupancy of the Leased Premises during the Fixturing Period, and any special operating costs (i.e., security, waste disposal, etc.) that may be requested in writing by the Tenant or otherwise incurred by the Landlord as a result of the Tenant’s occupancy of the Leased Premises during the Fixturing Period.

The Landlord agrees that the Tenant can operate its business during the Fixturing Period if it completes the Tenant’s Work prior to the end of the Fixturing Period. If substantial completion of the Landlord’s Work for the Building has not been achieved by February 28, 2005, the duration of the balance of the Fixturing Period shall be extended (the “Fixturing Period Extension”) by a period of time commencing on February 28, 2005 and ending when the Landlord has achieved substantial completion of the Landlord’s Work for the Building.

The Landlord represents and warrants to the Tenant that the ongoing work by the Landlord in respect of completing construction of the Building and the Common Areas and Facilities will not impair the ability of the Tenant to commence the Tenant’s Work or to obtain a building permit therefor to permit Tenant’s Work to commence on the Commencement Date.

ARTICLE II - RENT

Section 2.01 - Minimum Rent

(a)	The Tenant agrees to pay the Landlord yearly and every year during the first (1st) to fifth (5th) years of the Term (both inclusive), following the Fixturing Period,

without deduction, set-off, compensation or, save as herein provided to the contrary, abatement whatsoever and without any prior demand therefor annual rent (herein called “Minimum Rent”) of One Million Two Hundred and Sixty Thousand Dollars ($1,260,000.00) in lawful money of Canada (based on an annual rate of Twenty-One Dollars ($21.00) per square foot of the Leased Premises) payable in advance in equal consecutive monthly instalments of One Hundred and Five Thousand Dollars ($105,000.00) each on the first day of each month in each year during the first (1st) to fifth (5th) years (both inclusive) of the Term following the Fixturing Period, together with Additional Rent hereinafter reserved.

(b)	The Tenant agrees to pay the Landlord yearly and every year during the sixth (6th) to tenth (10th) years of the Term (both inclusive), following the Fixturing Period, without deduction, set-off, compensation or, save as herein provided to the contrary, abatement whatsoever and without any prior demand therefor annual rent (herein called “Minimum Rent”) of One Million Three Hundred and Twenty Thousand Dollars ($1,320,000.00) in lawful money of Canada (based on an annual rate of Twenty-Two Dollars ($22.00) per square foot of the Leased Premises) payable in advance in equal consecutive monthly instalments of One Hundred and Ten Thousand Dollars ($110,000.00) each on the first day of each month in each year during the sixth (6th) to tenth (10th) years (both inclusive) of the Term following the Fixturing Period, together with Additional Rent hereinafter reserved.

(c)	If the Term commences on any day other than the first day of the month or ends on any day other than the last day of the month, Minimum Rent for the fractions of a month at the commencement and at the end of the Term shall be adjusted pro rata on a daily basis.

(d)	The Landlord and Tenant acknowledge and agree that the foregoing calculations of Minimum Rent are based on the Rentable Area of the Leased Premises of 60,000 square feet, and the determination of Minimum Rent as hereinbefore set out shall be re-adjusted, if necessary, upon the final determination of the Rentable Area of the Leased Premises in accordance with Section 1.02 hereof.

Section 2.02 - Lease Year

“Lease Year” means each successive period of twelve calendar months during the Term following the Fixturing Period ending:

(i)	if the Term commences on the first day of a calendar month, on an anniversary of the last day of the calendar month preceding the calendar month in which the Term commences; and

(ii)	if the Term commences other than on the first day of the calendar month, on an anniversary of the last day of the calendar month preceding the calendar month in which the Term commences (so as to exclude in such case in the first Lease Year and the first month of such Lease Year the broken portion of the calendar month between the last day of the calendar month preceding the month in which the Term commences and the commencement of the Term);

provided that if and whenever the Landlord deems it necessary for the Landlord’s accounting purposes, the Landlord may at any time and from time to time by written notice to the Tenant specify an annual date upon which each subsequent Lease Year is to commence, and in such event the then current Lease Year (the “Short Lease Year”) shall terminate on the day preceding the commencement of such new Lease Year, and any appropriate adjustments shall be made in respect of any Lease Year which is as a result less than twelve (12) calendar months. The last Lease Year of the Term shall terminate upon the expiration or earlier termination of this Lease.

Section 2.03 - Additional Rent

The Tenant shall pay as Additional Rent, exclusive of and in addition to payment of Minimum Rent, all sums of money or charges required to be paid by the Tenant to the

Landlord under this Lease (herein called “Additional Rent”), whether or not the same are designated “Additional Rent”, and all such sums are payable in lawful money of Canada without any deduction, abatement, set-off or compensation whatsoever. Additional Rent is due and payable with the next monthly instalment of Minimum Rent unless otherwise provided, but in any event is not payable as part of Minimum Rent. Additional Rent comprising Taxes and Operating Costs shall only be payable following the expiration of the Fixturing Period and may be estimated by the Landlord from time to time, and such estimated amount is payable in monthly instalments, in advance, with annual adjustments, and all Additional Rent is deemed to be accruing due on a day-to-day basis.

Section 2.04 - Where Payments to be Made

All payments required to be made by the Tenant under or in respect of this Lease shall be made to the Landlord at the Landlord’s office at 149 College Street, Suite 501, Toronto, Ontario, M5T 1P5, or to such agent or agents of the Landlord or at such other place in Canada as the Landlord shall hereafter from time to time direct in writing to the Tenant.

Section 2.05 - Minimum Rent and Additional Rent Past Due

In every case where the Tenant shall fail to pay any instalment of Minimum Rent or Additional Rent, or any other amount payable under this Lease, when due, the Tenant shall pay interest (“Interest”) at an annual rate of three (3) percentage points above the prime bank commercial lending rate from time to time charged by the Landlord’s chartered bank upon loans to its preferred borrowers (or if such rate of interest shall become unlawful at the maximum rate permitted by law) on the unpaid amount or deficiency from the date it was properly due until paid. Whenever such Interest is to be calculated over a period in excess of one month, it shall be compounded monthly. Save and except for the payment of Minimum Rent, all payments referred to herein, for the purposes of this paragraph, shall be deemed to be Additional Rent and shall be due on the due date specified in the invoice therefor.

Section 2.06 – Post-Dated Cheques –Intentionally Deleted

ARTICLE III – PREPAID RENT

Section 3.01 – Prepaid Rent

The Tenant shall pay to the Landlord, on or before execution of this Lease, the sum of Ninety-One Thousand Dollars ($91,000.00), which is to be held and applied by the Landlord on account of the first month’s Minimum Rent due hereunder.

In the event that the Landlord’s interest in the lands and building should be transferred, Landlord may deliver the funds deposited and unused hereunder to the purchaser of the Landlord’s interest and thereupon upon assumption of the Landlord’s obligations hereunder by the purchaser, the Landlord shall be discharged from any further liability with respect to such unused deposit.

ARTICLE IV - TAXES

Section 4.01 - Taxes - Definition

For the purposes of this Lease, “Taxes” shall mean all real property taxes, rates, duties and assessments (including local improvement rates and/or taxes but excluding the Landlord’s federal and provincial income and capital and corporate taxes, impost charges or levies, whether general or special, that are levied, rated, charged or assessed against the Property or any part thereof from time to time by any lawful taxing authority, whether federal, provincial, municipal, school or otherwise, and any taxes which are imposed in lieu of or in addition to, any such taxes, whether of the foregoing character or not and whether in existence at the Commencement Date or not, and any such taxes levied or assessed against the Landlord on account of its ownership of the Property or its interest therein.

Section 4.02 - Taxes Payable by the Landlord

The Landlord shall pay all Taxes which are levied, rated, charged or assessed against the Property or any part thereof subject to the provisions of Section 4.03, 4.04 and 6.02 hereof. However, the Landlord may defer payment of any such Taxes, or defer compliance with any statute, law, by-law, regulation or ordinance in connection with the levying of any such Taxes, in each case to the fullest extent permitted by law, so long as it diligently prosecutes any contest or appeal of any such Taxes, provided that any such deferral shall not interrupt the use of the Leased Premises by the Tenant nor require the Tenant to contribute to any late payment fee or interest costs on arrears of Taxes.

Section 4.03 - Taxes Payable by the Tenant

(a)	The Tenant shall pay as Additional Rent to the Landlord or to the taxing authorities as and when the Landlord so directs and discharge in each Lease Year during the Term all Taxes separately levied, rated, charged or assessed from time to time against the Leased Premises or any part thereof, on the basis of a separate real property tax bill and separate real property assessment notice rendered by any lawful taxing authority provided that if the Taxes (relating to the Leased Premises) have not been separately levied, rated, charged or assessed, Taxes shall be payable pursuant to Section 4.03(b).

(b)	If there are not separate real property tax bills or separate real property assessment notices for the Leased Premises, the Tenant shall pay monthly as Additional Rent, its Proportionate Share as defined in Section 6.01 of all such Taxes which are levied, rated, charged or assessed by any lawful authority against, or in relation to the lands, buildings and improvements forming the Building and the Common Areas and Facilities, wherever located in or on the Property, which are reasonably allocable to the Building, but without duplication of any Taxes payable pursuant to Section 6.02.

(c)	upon the issuance of tax bills or assessments, the Landlord shall make all required adjustments for any Taxes paid as Additional Rent which were estimated by the Landlord, with such adjustment occurring no later than forty-five (45) days from the date of receipt of any tax bills or assessments.

Section 4.04 - Business and Other Taxes of the Tenant

In addition to the Taxes payable by the Tenant pursuant to Section 4.03, the Tenant shall pay to the lawful taxing authorities and shall discharge in each Lease Year when the same become due and payable:

(a)	all taxes, rates, duties, assessments and other charges that are separately levied, rated, charged or assessed against or in respect of all improvements, equipment and facilities of the Tenant on or in the Leased Premises or the Property or any part thereof, or the Landlord on account of its ownership thereof or interest therein, save and except for the Landlord’s federal, provincial income and corporate taxes;

(b)	every tax and licence fee which is separately levied, rated, charged or assessed against or in respect of any and every business carried on in the Leased Premises or in respect of the use or occupancy thereof or any part of the Property by the Tenant and every sub-tenant, licensee, or concessionaire of the Tenant or against the Landlord on account of its ownership thereof or interest therein, all of the foregoing being collectively referred to as “Business Taxes” and whether in any case, any such taxes, rates, duties, assessments or licence fees are rated, charged or assessed by any federal, provincial, municipal, school or other body during the Term. As of the date of this Lease, it is acknowledged that there are no separate assessments in respect of taxes described in Subsections 4.04(a) and (b). If there are not separate tax bills provided for Business Taxes, the Landlord shall be entitled to allocate Business Taxes to the Tenant using an equitable basis as reasonably determined by the Landlord from time to time; and

(c)	any and all goods and services taxes, value-added taxes, sales taxes and any other like taxes, whether existing or imposed at a later date, that may be levied or assessed in respect of the Leased Premises, the payment of rent or any other supply of goods or services to the Leased Premises.

Section 4.05 - Tenant’s Responsibility

(a)	The Tenant shall, within five (5) business days of receipt of a request therefor from the Landlord, deliver to the Landlord:

(i)	receipts for payment of all Taxes payable by the Tenant pursuant to Section 4.03(a) and of all Business Taxes or other taxes payable by the Tenant pursuant to Section 4.04;

(ii)	notices of any assessments of any Taxes or Business Taxes or other assessments received by the Tenant which relate to the Leased Premises or the Property;

(iii)	notice of any appeal or contestation the Tenant shall intend to institute with respect to any such Taxes payable pursuant to Section 4.03 or any Business Taxes or other taxes payable pursuant to Section 4.04;

(iv)	such other information in connection with any Taxes, Business Taxes or other taxes payable by the Tenant pursuant to Section 4.04 as the Landlord reasonably determines from time to time;

(b)	The Tenant shall consult with and obtain the prior written approval of the Landlord with respect to any appeal or contestation of any Taxes, Business Taxes or other taxes payable by the Tenant pursuant to Sections 4.03 and 4.04, which approval shall not be unreasonably withheld. If the Tenant obtains such approval the Tenant shall diligently prosecute any such appeal or contestation to a speedy resolution and shall keep the Landlord informed of its progress in that regard, from time to time.

ARTICLE V - COMMON AREAS AND FACILITIES

Section 5.01 - Common Areas and Facilities

The “Common Areas and Facilities” means those areas and facilities which may be provided from time to time in or near the Property for the general use or benefit in common of tenants, their officers, agents, employees and customers. Without limiting the generality of the foregoing, the Common Areas and Facilities include any of the following from time to time provided by the Landlord: the roof, exterior weather walls and exterior glass, exterior and interior structural elements and bearing walls in the buildings and improvements comprising the Property; truck courts; driveways; truck-ways; delivery passages; package pick-up stations; loading docks and related areas; parking areas (excluding the underground parking garage); landscaped and planted areas; pedestrian sidewalks; all open and enclosed malls, courts, atriums and arcades; food courts and related facilities; public seating and service areas; corridors; bus kiosks, if any, roadways and stops; equipment, furniture, furnishings and fixtures; first-aid stations; auditoria, conference rooms, nurseries, child-care areas and children’s play areas and related kitchen and storage facilities; stairways, escalators, ramps, moving sidewalks and elevators and other transportation equipment and systems; tenants’ common and public washrooms; electrical, telephone, meter, valve, mechanical, mail, storage, service and janitor rooms and galleries; managerial offices; music, fire prevention, security and communications systems; general signs; columns; pipes; electrical, plumbing, drainage, mechanical, heating, ventilating and air-conditioning equipment and all other installations or services located therein or related thereto as well as the structures housing same that are not for the exclusive use of a tenant; and any other areas or improvements which may be designated for such general use or benefit but in any event excluding any and all rentable areas of the Property and those base building systems, wherever located, to the extent exclusively serving such rentable areas.

Section 5.02 - Control by the Landlord

Save as otherwise provided hereunder, the Tenant acknowledges and agrees that the management and operation of the Property and the Common Areas and Facilities shall at all times be subject to the exclusive control of the Landlord which shall be exercised only in accordance with commercially reasonable standards from time to time observed in properties similar to the Property. Without limiting the generality of, but subject to the foregoing, the Landlord has the right, in its control, management and operation of the Property and by the establishment of rules and regulations and general policies with respect to the operation of the Property or any part thereof at all times throughout the Term, to:

(a)	save and except with respect to the Leased Premises and any and all facilities exclusively serving the Leased Premises, whether located within or outside the Leased Premises, construct, maintain and operate lighting facilities and heating, ventilating and air-conditioning systems;

(b)	save and except with respect to the supervision and policing services for the Leased Premises, provide supervision and policing services for the Property;

(c)	close all or any portion of the Common Areas and Facilities of the Property to such extent as may, in the opinion of the Landlord’s counsel, be legally sufficient to prevent a dedication thereof or the accrual of any rights to any person or the public therein;

(d)	save and except with respect to the Leased Premises and the rights granted to the Tenant under this Lease, grant, modify and terminate easements and other agreements pertaining to the use and maintenance of all or any part of the Property;

(e)	obstruct or close off all or any part of the Common Areas and Facilities of the Property for the purpose of maintenance, repair or construction, and for such reasonable periods of time as may be required therefor;

(f)	employ all personnel including supervisory personnel and managers necessary for the operation, maintenance and control of the Property;

(g)	use any part of the Common Areas and Facilities, from time to time, for merchandising, display, decorations, entertainment or special features or promotional activities;

(h)	having regard to the business operations of the Tenant, acting reasonably, designate the areas and entrances and the times in, through and at which loading and unloading of goods and merchandise shall be carried out;

(i)	having regard to the business operations of the Tenant, acting reasonably, control, supervise and regulate the delivery or shipping of merchandise, supplies and fixtures to and from the general shipping and receiving areas, if any, in such manner as the Landlord considers is necessary for the proper operation of the Property;

(j)	designate and specify the kind of container to be used for garbage and refuse and the manner and the times and places at which same is to be placed for collection;

(k)	control and regulate the use of the parking facilities for the Property, or any part thereof;

(l)	from time to time change the area, level, location, arrangement or use of the Property or any part thereof excluding the Leased Premises;

(m)	construct other buildings, structures or improvements in the Property and make alterations thereof, additions thereto, subtractions therefrom, or re-arrangements thereof, build additional storeys on the Property and construct additional buildings or facilities adjoining or proximate to the Property, including such additional, elevated or underground parking facilities as the Landlord believes necessary; and

(n)	do and perform such other acts in and to the Property as, in the use of good business judgment, the Landlord determines to be advisable for the more efficient and proper operation of the Property.

Notwithstanding anything contained in this Lease, it is understood and agreed that if as a result of the commercially reasonable exercise by the Landlord of its rights set out in this Article V, the Common Areas and Facilities are diminished or altered in any manner whatsoever, the Landlord is not subject to any liability nor is the Tenant entitled to any compensation or diminution or abatement of Minimum Rent or Additional Rent, nor is any alteration or diminution of the Common Areas and Facilities deemed constructive or actual eviction, or a breach of any covenant for quiet enjoyment contained in this Lease.

No relocation of all or any portion of the Leased Premises by the Landlord will be permitted.

Section 5.03 - Licence to Use Common Areas

The Tenant, its employees, licensees and invitees, and all persons lawfully requiring communication with the Tenant shall have a licence to use the Common Areas and Facilities twenty-four (24) hours a day and seven (7) days a week, in common with the other tenants of the Property and their employees, licensees and invitees, subject to Landlord’s reasonable security restrictions and such reasonable rules and regulations as may be promulgated from time to time by the Landlord.

ARTICLE VI - COST OF MAINTENANCE

AND OPERATION OF THE PROPERTY

Section 6.01 - Proportionate Share - Definition

For the purposes of this Lease, “Proportionate Share” shall mean the fraction, which has as its numerator the Rentable Area of the Leased Premises and as its denominator the aggregate rentable area of all leasable premises comprising the Building (including the Leased Premises) expressed in square footage, in each case as determined by the Landlord in accordance with 1996 BOMA Standards.

Section 6.02 - Operating Costs - Definition

“Operating Costs” means the costs and expenses incurred for maintenance, operation, management, supervision, administration, alteration, restoration, repair and replacement of that portion of the Common Areas and Facilities, wherever located in or on the Property, which are reasonably allocable to the Building, calculated as if the Building were 100% occupied by tenants during the Term, and, without limiting the generality of the foregoing, Operating Costs include, without duplication, the aggregate of:

(a)	the total annual net cost and expenses of insuring the lands, buildings, rents, improvements and equipment and other property forming part of the Building and such Common Areas and Facilities from time to time owned or operated by the Landlord or for which the Landlord is legally liable, in such manner and form, with such companies and in such coverage and in such amounts as the Landlord in its reasonable discretion may determine;

(b)	all costs incurred in respect of cleaning, window cleaning, janitorial services, landscaping, lawn and shrubbery care, snow removal, pest control, garbage and waste collection and disposal in respect of the Building and such Common Areas and Facilities;

(c)	all costs and charges for lighting, electricity, public utilities, public address systems, and any telephone answering service facilities and systems used in or serving such Common Areas and Facilities and the cost of electricity for any signs designated by the Landlord as part of such Common Areas and Facilities;

(d)	all costs related to heating, ventilating and air-conditioning in respect of such Common Areas and Facilities;

(e)	the cost of all elevator and escalator maintenance and operating expenses in respect of such Common Areas and Facilities;

(f)	all charges and fees incurred in respect of the policing, security and the supervision of traffic and parking controls on or about the Property;

(g)	the cost of manager(s), watchmen, porters, reception staff and other personnel, including supervisory personnel employed to carry out the maintenance, operation, repair, security, supervision and/or cleaning of such Common Areas and Facilities, including contributions and premiums towards fringe benefits, unemployment and Workers’ Compensation insurance, pension plan contributions and similar premiums and contributions, any severance or termination payments, and the cost of engaging contractors for the repair, maintenance, security, supervision or cleaning of such Common Area Facilities but in any event excluding the cost of any management personnel located off-site;

(h)	the cost of the rental of any equipment and signs, and the cost of building supplies, used by the Landlord in the maintenance and operation of such Common Areas and Facilities;

(i)	accounting or audit fees incurred in the preparation of any statement required to be prepared by the Landlord pursuant to this Lease;

(j)	legal or other professional and consulting fees and disbursements in the management, operation and administration of such Common Areas and Facilities;

(k)	any and all costs incurred in connection with the electrical distribution and the heating, ventilating and air-conditioning, in each case, of such Common Areas and Facilities and/or in connection with the maintenance, repair and replacement of any equipment supplying or distributing such heat, ventilation or air-conditioning and electrical distribution;

(l)	any and all repairs (including major repairs) and replacements to and maintenance and operation of, such Common Areas and Facilities, and the systems, facilities and equipment serving such Common Areas and Facilities, including costs incurred to make alterations to reduce Operating Costs, improve the operation of the Property or maintain its operation as a first class facility;

(m)	costs incurred by the Landlord in acquiring, installing, operating, maintaining, repairing, restoring and replacing any energy conservation, fire safety, sprinkler and life safety systems and equipment for the Building and such Common Areas and Facilities, and for effecting any improvements of such Common Areas and Facilities made to comply with air pollution, air quality and environmental control standards;

(n)	depreciation or amortization of the costs of a capital nature (in accordance with generally accepted accounting principles), including without limitation, repair and replacement, of all maintenance and cleaning equipment and master utility meters and of the costs incurred for repairing or replacing all other fixtures, equipment and facilities serving or comprising such Common Areas and Facilities which by their nature require periodic or substantial repair or replacement, at rates on the various items reasonably determined from time to time by the Landlord in accordance with generally accepted accounting principles;

(o)	interest calculated at the Landlord’s cost of borrowing (in no event to exceed two (2) percentage points above the average prime bank commercial lending rate charged during such Lease Year by any Canadian chartered bank designated from time to time by the Landlord) upon the undepreciated or unamortized portion of the cost of such repairs and replacements referred to in Sections 6.02(n) and (q);

(p)	all Business Taxes and Taxes, if any, from time to time separately assessed and payable by the Landlord with respect to such Common Areas and Facilities;

(q)	depreciation or amortization of any costs of a capital nature (in accordance with generally accepted accounting principles) incurred by the Landlord in the repair, maintenance and replacement of such Common Areas and Facilities; and

(r)	an administration and management fee of 15% of such total annual costs (excluding Taxes and insurance premiums), provided that such fee shall be based on the amount of such costs prior to the levying of goods and services tax thereon.

From the total of the above costs, there shall be deducted:

(1)	all net recoveries which reduce the expenses incurred by the Landlord in operating and maintaining the Building and such Common Areas and Facilities received by the Landlord from tenants as a result of any act, omission, default or negligence of such tenants or by reason of a breach of such tenants of provisions in their respective leases;

(2)	net proceeds received by the Landlord or its assignee of insurance proceeds from insurance policies taken out by the Landlord to the extent they are used by the Landlord for the maintenance and operation of such Common Areas and Facilities.

Notwithstanding any other provision of this Lease, the Tenant shall not be liable to pay Additional Rent arising from or in respect of:

(i)	costs for any other rentable space in the Property, including janitorial and HVAC costs, of the type for which the Tenant is responsible in respect of the Leased Premises; for greater certainty, this means and includes the Landlord’s expenses arising from or in respect of rentable space occupied by the Landlord in the Building;

(ii)	costs related to the initial construction or any costs related to elective refurbishing or upgrading the Property at the option of the Landlord (although costs of replacements shall be included in Additional Rent as specified herein);

(iii)	costs related to the management, maintenance, operation or repairs of any parking garage; and

(iv)	any management or administration fee or cost save as provided in subsections (g) and (r).

Section 6.03 - Payment of Operating Costs

During each Lease Year, the Tenant shall pay as Additional Rent to the Landlord its Proportionate Share of Operating Costs. The amounts payable by the Tenant pursuant to Article VI hereof may be estimated by the Landlord for such periods not exceeding 15 calendar months as the Landlord determines from time to time. The amounts so estimated shall be payable in equal monthly instalments, in advance, during such period. Notwithstanding the foregoing, as soon as bills for all or any portion of the said amounts so estimated are received, the Landlord may bill the Tenant for the Tenant’s Proportionate Share thereof and the Tenant shall pay to the Landlord such amount so billed (less all amounts previously paid by the Tenant on the basis of the Landlord’s estimate as aforesaid) as Additional Rent within 30 days of invoice. As soon as practicable after the expiration of each period for which such estimated payments have been made, and in any event within 4 months following such expiration, the Landlord shall make a final determination of Operating Costs and of the Tenant’s Proportionate Share of Operating Costs for such period and notify the Tenant with a detailed statement, which includes a breakdown of how all Operating Costs for the Property have been allocated as between the Building and the balance of the Property, enabling reasonable verification by the Tenant and accompanied by an audited statement verifying its accuracy. If the Tenant has overpaid such Proportionate Share of Operating Costs, the Landlord shall credit any such excess paid as against any future amount to be paid (save with respect to the final Lease Year when, in such event, the Landlord shall refund any excess paid), but if any balance remains unpaid, same shall be paid by the Tenant as Additional Rent forthwith upon demand. Neither party may claim a re-adjustment in respect of the Tenant’s Proportionate Share of Operating Costs based upon any error of estimation determination or calculation thereof unless claimed in writing prior to the expiration of one (1) year after the period to which the Operating Costs relate although the Tenant’s claim may be commenced within 9 months of receiving the statement, if such is later than such one (1) year period. Upon request made within a reasonable time after receipt of each such notice, the Tenant shall be entitled to inspect the Landlord’s records disclosing in reasonable detail the particulars of Operating Costs and the calculation of the Tenant’s Proportionate Share thereof.

Section 6.04 - Tenant to Pay Utilities

The Tenant shall be solely responsible for and shall promptly pay all charges for water, gas, electricity, telephone and other public and private utilities and services used or consumed in the Leased Premises. In no event shall the Landlord be liable for, nor have any obligation with respect to, an interruption or cessation of, or a failure in the supply of any such utilities, services or systems, including without limitation the water and sewage systems, to the Property or to the Leased Premises whether or not supplied by the Landlord or others unless such failure is caused or contributed to by the Landlord’s negligence or failure to act. To the extent that meters or devices installed by the Tenant under Section 6.05 are not capable of allocating the cost of the supply of utilities to the Leased Premises based on the principles adopted by the utility provider, the parties will reasonably allocate costs of such utilities based on the principles adopted by the utility provider.

Section 6.05 - Separate Meters

The Tenant shall be required prior to the commencement of the Term to install its own separate meters/devices for the Leased Premises, to tie into the base building metering system(s).

Section 6.06 - Heating and Air-Conditioning

The Tenant shall, throughout the Term, operate, maintain, repair, replace and regulate the heating, ventilating and air-conditioning equipment if any, within, or installed by or on behalf of the Tenant for the Leased Premises in good order, first class condition and repair, and in such a manner as to maintain reasonable conditions of temperature and humidity within the Leased Premises. The Tenant shall pay all costs incurred in respect of heating, ventilating and air-conditioning the Leased Premises, which costs shall include, without limitation, charges for fuel, water, electricity, supplies (including those occasioned by everyday wear and tear), premiums for boiler insurance, if any, and the costs for any general maintenance, repairs and replacements to the plant and equipment supplying or distributing such heat, ventilation or air-conditioning.

Section 6.07 - Extra Operating Costs – Intentionally Deleted

Section 6.08 - Additional Services – Intentionally Deleted

ARTICLE VII - MAINTENANCE, REPAIR AND ALTERATIONS

Section 7.01 - Maintenance and Repairs by Tenant

The Tenant, at its own expense, shall maintain and keep the Leased Premises and every part thereof and all fixtures, systems and equipment therein, in good order, first class condition and repair and promptly make all needed repairs and replacements, using at all times new materials, including but not limited to, repairs and replacements to all electrical, plumbing, climate control systems, machinery and equipment, all entrances, interior glass, interior window mouldings, store fronts, partitions, doors and any and all other fixtures, equipment and appurtenances, as are part of, within or otherwise serving or appurtenant to the Leased Premises (reasonable wear and tear not inconsistent with the maintenance and repair of the Leased Premises generally in good order and repair and condition, and structural repairs and repairs and replacements to the Common Areas and Facilities only excepted) and, without limiting the generality of the foregoing, the Tenant shall keep the Leased Premises well painted, clean and in such condition as a careful owner would do.

The Landlord shall be responsible for structural repairs to the base building and repairs or replacements to the exterior walls and windows and all other Common Areas and Facilities.

Notwithstanding the foregoing, if the Leased Premises or any equipment, services, drainage pipes, machinery or facilities contained therein, or the roof or outside walls or windows of the Property or any other services or structural portions thereof require repair or become damaged or destroyed through the neglect, negligence, carelessness or misuse of the Tenant, its servants, agents, employees, contractors, lessees, licensees or concessionaires or through it or them in any way, the cost of the resulting repairs, replacements or alterations, less insurance proceeds received from Landlord’s insurance, shall be borne by the Tenant who shall pay the same to the Landlord as Additional Rent forthwith upon presentation of an account of such expenses incurred by the Landlord.

Section 7.02 - Improvements, Alterations, Partitions

(a) (i)	The Tenant shall not make any repairs, alterations, replacements, decorations or improvements to any part of the structural or exterior portion of the Leased Premises or any of the Building’s base building systems (including without limitation, the mechanical, electrical, plumbing or HVAC systems of the base building, but excluding such systems which have been installed by the Tenant in the Leased Premises which do not affect the Landlord’s base building systems or other tenants’ systems) without first obtaining the Landlord’s prior written approval, which approval shall not be unreasonably withheld. So long as repairs, alterations, replacements, decorations or improvements do not affect the structural or exterior portion of the base building or any of the Building’s base building systems (including without limitation, the mechanical, electrical, plumbing or HVAC systems of the base building) the Tenant shall be permitted to make all reasonable repairs, alterations, replacements, decorations, reconfigurations or improvements to, on and at the Leased Premises.

(ii)	If a request is made by the Tenant with respect to structural or exterior matters or matters which affect the base building outside the Leased Premises or the capacities thereof, or any of the Building’s base building systems (including without limitation, the mechanical, electrical, plumbing or HVAC systems of the Building) which is approved by the Landlord, the Landlord may require that such work be designed by consultants acceptable to the Landlord, acting reasonably, and that the work be performed by contractors acceptable to the Landlord, acting reasonably.

(iii)	The Tenant acknowledges that any repairs, alterations, replacements or improvements of a structural nature to the Building, or any repairs, alterations, replacements or improvements which may materially affect the mechanical and/or other base systems within the Building, including without limitation, heating, ventilating and air conditioning, plumbing and electrical systems, require the written approval (not to be unreasonably withheld or delayed) of the Landlord.

(b)	The Tenant’s rights to make repairs, alterations, replacements, decorations, reconfigurations or improvements to the Leased Premises shall be subject to the following conditions:

(i)	all such alterations shall be completed at the Tenant’s sole expense;

(ii)	all such alterations shall conform to all building by-laws, if any, and other applicable laws then in force affecting the Leased Premises and the Property and such alterations or improvements shall be completed in a good and workmanlike manner using, at all times, new materials and shall conform to the plans and specifications approved by the Landlord; and

(iii)	such alterations will not be of such kind or extent as to in any manner weaken the structure of the Property after the alterations are completed.

(c)	All alterations, decorations, additions and improvements made by the Tenant, or made by Landlord on the Tenant’s behalf shall not merge with the leasehold and shall remain the property of the Tenant. Such alterations, decorations, additions or improvements shall not be removed from the Leased Premises either during or at the expiration of the Term or sooner determination of the Lease except that:

(i)	the Tenant may at the end of the Term, if not in default, remove its trade fixtures at its own cost;

(ii)	the Tenant may remove its trade fixtures during the Term in the usual and normal course of its business or if the Tenant is substituting therefor new and similar trade fixtures, provided the Tenant is not in default and provided the Tenant first notifies Landlord thereof, and provided the Leased Premises remain in the condition that they are required to be maintained during the Term.

The Tenant shall, in the case of every such removal, either during or at the end of the Term, make good any damage caused to the Leased Premises and the Property by the installation and/or removal of any such trade fixture, alteration, decoration, addition or improvement. The provisions of this Section 7.02 shall survive the termination of the Lease. For greater certainty, at the end of the Term or sooner termination of the Lease, the Tenant shall not be required to remove any alterations, additions, fixtures and improvements in the Leased Premises.

Any alterations, decorations, additions, improvements, fixtures, chattels or equipment remaining in the Leased Premises at the expiration or earlier termination of the Term shall automatically become the property of the Landlord without compensation to or recourse by the Tenant, and the Landlord shall be entitled to remove and dispose of same as it deems fit.

Section 7.03 - Maintenance by the Landlord

If the Tenant refuses or neglects to make such repairs or replacements as required pursuant to this Article VII and to the reasonable satisfaction of the Landlord, and such default continues for 15 days following written notice from the Landlord (or such longer period of time as may reasonably be required by the Tenant to commence such repairs or replacements) if such failure of the Tenant causes an emergency, the Landlord may make such repairs without liability to the Tenant for any loss or damage that may accrue to the Tenant’s merchandise, fixtures, other property or business by reason thereof, and upon completion of such repairs, the Tenant shall pay to the Landlord, as Additional Rent and upon presentation of bills therefor, the Landlord’s cost for making such repairs. The Tenant agrees that the making of any repairs by the Landlord pursuant to this Section 7.03 is not and/or shall not be deemed to be a re-entry or a breach of any covenant for quiet enjoyment contained in this Lease.

Section 7.04 - Leave Premises In Good Repair

The Tenant will, at the expiration or sooner termination of the Term or any renewals thereof, peaceably surrender and yield up unto the Landlord the Leased Premises with all improvements, erections and appurtenances which at any time or times during the Term shall be made, placed or erected therein or thereon, in good order, repair and condition, reasonable wear and tear (not inconsistent with the maintenance and repair of the Leased Premises in good order and first class repair and condition), Landlord’s repairs and damage by fire, lightning and tempest and any other peril or cause provided for in Section 10.01 of this Lease, only excepted, and the Tenant shall surrender all keys for the Leased Premises to the Landlord at the place then fixed for payment of rent and shall inform the Landlord of all combinations on locks, safes and vaults, if any, in the Leased Premises. The Tenant’s obligation to observe and perform this covenant shall survive the expiration or sooner determination of the Term or any renewal thereof.

Section 7.05 - Damage to Leased Premises

The Tenant shall, in the event of any damage to the Leased Premises by any cause or causes, give notice in writing to the Landlord of such damage forthwith upon the same becoming known to the Tenant. The Tenant shall give the Landlord prompt notice in writing of any defect to plumbing, climate control apparatus, electrical equipment and wires and any other defect in the Leased Premises and anything connected therewith.

Section 7.06 - Overloading

The Tenant will not bring upon or install within the Leased Premises or any part thereof any machinery, equipment, article or thing that by reason of its weight, size or use might damage the floors of the Leased Premises or exceed or overload the capacity of the utility facilities in the Leased Premises and if any damage is caused to the Leased Premises by any machinery, equipment, article or thing or by overloading or by any act, neglect or misuse on the part of the Tenant or any of its servants, agents, or employees or any persons having business with the Tenant, the Tenant will forthwith repair the same within the permitted cure period, failing which it shall pay to the Landlord the cost of making good the same as Additional Rent, forthwith upon demand.

Section 7.07 - Additional Facilities Necessary

If any equipment or machinery installed by the Tenant shall require additional base building utility facilities to be added to the Leased Premises, the Tenant shall install said additional facilities, at the Tenant’s sole cost and expense, in accordance with plans and specifications approved by the Landlord.

Section 7.08 - Plumbing Facilities

The plumbing facilities in the Leased Premises shall not be used for any other purpose than that for which they are constructed and the expense of any breakage, stoppage or damage resulting from a violation of this provision shall be borne by the Tenant, and the cost thereof, as determined by the Landlord acting reasonably, shall be paid by the Tenant to the Landlord as Additional Rent forthwith upon being invoiced.

Section 7.09 - Refuse

The Tenant will keep the Leased Premises and every part thereof in a clean and tidy condition and will not permit waste paper, garbage, ashes or waste or objectionable material to accumulate thereon. If the Landlord for the more efficient and proper operation of the Property provides or designates a commercial service for the pick-up and disposal of refuse and garbage instead of or in addition to the service provided by the appropriate municipality, the Tenant shall pay the charges for pick-up and disposal of any of the Tenant’s refuse or rubbish. The Tenant shall not burn any trash or garbage of any kind in or about the Leased Premises or any part thereof or near the Property. The Tenant shall be responsible to ensure that all medical waste and similar refuse is handled, stored and disposed of at all times in strict compliance with all applicable laws and sound environmental practice, and to the satisfaction of the Landlord.

Section 7.10 - Tenant Shall Discharge All Liens

The Tenant shall promptly pay all its contractors and suppliers and shall do any and all things necessary to minimize the possibility of a lien attaching to the Leased Premises or to any part of the Property and should any such lien be made or filed, the Tenant shall discharge the same forthwith at the Tenant’s expense. In the event the Tenant shall fail to cause any such lien to be discharged as aforesaid, then, in addition to any other right or remedy of the Landlord, the Landlord may, but it shall not be so obligated, upon no less than five (5) days written notice to the Tenant, vacate same by paying the amount claimed to be due, together with such interest, costs and other amounts required to so discharge and vacate the said lien into Court and the amount so paid by the Landlord and all costs and expenses including solicitor’s fees (on a solicitor and his client basis) incurred herein for the discharge of such lien shall be due and payable by the Tenant to the Landlord as Additional Rent on demand. The Tenant shall from time to time when required by the Landlord provide the Landlord with a statutory declaration in the form supplied by the Landlord, sworn by a senior officer of the Tenant, confirming that the Tenant has paid all of its contractors and suppliers and that no one has the right to file a construction lien against the Leased Premises.

Section 7.11 - Signs

The Tenant will not paint, fix, display, or cause to be painted, fixed or displayed, any sign, picture, awning, canopy, advertisement, notice, lettering or decoration on any part of the exterior of the Leased Premises or any part of the interior of the Leased Premises visible from the exterior of the Leased Premises without, in each instance, the prior written approval of the Landlord. All signs erected by the Tenant with the Landlord’s approval, as aforesaid, shall nevertheless be of uniform size, lettering and location as the signs of all other tenants in the Property and shall be in strict compliance with the Landlord’s signage design criteria for the Property. Any such signs or other advertising material as aforesaid, shall be removed by the Tenant at the termination of this Lease, and the Tenant shall promptly repair any and all damage caused by such removal. Provided, if the Landlord shall, in its sole discretion, desire to establish a uniform sign policy for the tenants of the Property, then the Tenant acknowledges and agrees that the Landlord, at its option, shall be entitled to erect all signs or other advertising material in, on or about the Property, advertising the respective tenants’ business operations therein (including, with the consent of the Tenant, not to be unreasonably withheld or delayed, the Tenant named herein). The cost of such signs and the installation and erection thereof shall, if such sign or signs are solely for the benefit of the Tenant be borne entirely by the Tenant and shall be payable forthwith upon being invoiced, as Additional Rent. Except as aforesaid, all signage costs of and for the Common Areas and Facilities reasonably attributable to the Building shall form part of Operating Costs.

Notwithstanding the foregoing provisions of this Section 7.11, the Tenant shall be permitted to paint, fix, display, or cause to be painted, fixed or displayed, any sign, picture, awning, canopy, advertisement, notice, lettering or decoration on any part of the interior of the Leased Premises without in each instance, the prior written approval of the Landlord. The Tenant shall remove all such signs, etc. at the expiration or earlier termination of the Term and shall repair all damage caused by the installation and/or removal thereof.

Section 7.12 - Parking

During the Term (excluding the Fixturing Period) the Tenant shall have the right to lease, at market rates, up to Ten (10) reserved parking spaces (the “Reserved Spaces”) in the parking facility located beneath the Building. Prior to the expiry of the Fixturing Period the Tenant shall advise the Landlord as to the number of Reserved Spaces (up to ten) that the Tenant shall initially require. After the Fixturing Period, subject to availability, the Tenant shall have the right from time to time to recapture or relinquish the Reserved Spaces on an as needed basis on no less than Sixty (60) days prior written notice. In connection with the Reserved Spaces, the Tenant and its employees shall park their vehicles only in the designated Reserved Spaces. The Tenant shall furnish the Landlord, upon request, with the current licence numbers of all vehicles owned or used by the Tenant and its employees which are utilizing Reserved Spaces and the Tenant shall, thereafter, notify the Landlord of any changes thereto within five (5) days after such changes occur. If the Tenant or its employees park their vehicles in any prohibited parking areas, the Landlord, shall have the right to remove the vehicle from the parking area at the expense of the owner thereof. The Landlord reserves the right to impose reasonable charges upon any person (including the general public) for the use of the parking facilities. The Landlord may from time to time prohibit the Tenant and its employees from parking anywhere on the Property, save for the Reserved Spaces and public parking.

Section 7.13 - Financial Information

The Tenant shall from time to time and within five (5) business days of a written request from the Landlord provide the Landlord with such financial information and other similar information, which is available to the public, as may be required by the Landlord or the Landlord’s mortgagees.

ARTICLE VIII - USE OF LEASED PREMISES

Section 8.01 - Use of Premises

The Tenant shall use and occupy the Leased Premises only for the purposes of a medical and related sciences research facility, which shall include performing all forms of laboratory research, testing and experimenting including conducting chemical synthesis research and experiments, biological and genetic research and experiments, human tissue research and experiments and experiments and tests on live animals as well as other research, experiments and tests tied to medical and related science research, and related office uses, and for no other purpose. The Landlord represents that the above are permitted uses of the Leased Premises. The Tenant, in the use and occupation of the Leased Premises and in the prosecution or conduct of any business or activity therein, shall comply with all requirements of all laws, orders, by-laws, ordinances, rules and regulations of any federal, provincial or municipal authorities and with any direction or certificate of occupancy issued pursuant to any law or by any public officer or officers. The Tenant shall be permitted to conduct all aspects of its business permitted hereunder and have uninterrupted access to the Leased Premises twenty-four (24) hours a day seven (7) days a week. Save as aforesaid, the Tenant covenants that it will not use or permit to be used any part of the Leased Premises for any dangerous, hazardous, noxious or offensive trade or business and will not cause or maintain any nuisance in, at or on the Leased Premises or cause or permit the Leased Premises to be used for the purpose of any bankruptcy, liquidation or auction sale. For the purpose of conducting its research, tests and experiments, the Tenant shall be permitted to use and store on the Leased Premises hazardous materials and compounds and radioactive materials provided such use and storage is and shall be in full compliance with all applicable laws related thereto and sound industry practices. The Tenant shall use and occupy the Leased Premises in compliance with the requirements of governmental authorities relating to fire prevention, energy conservation and all of the Rules and Regulations attached hereto as Schedule “C” and any further reasonable rules and regulations by the Landlord.

The Tenant shall be responsible, at its sole cost, for obtaining any licenses, permits and/or approvals required or associated with its use and occupancy of the Leased Premises. Save for the aforesaid Landlord’s representation, the Tenant shall satisfy itself that its intended use of the Leased Premises is in compliance with and permitted by all applicable laws and by-laws.

Section 8.02 - Compliance with Laws

The Tenant shall promptly comply with all requirements of all applicable statutes, laws, by-laws, rules, regulations, ordinances and orders from time to time in force during the Term hereof, whether municipal, parliamentary or otherwise, including all lawful requirements of the local board of health, police and fire departments and municipal authorities and with every applicable regulation, order and requirement of the Insurers’ Advisory Organization of Canada, or any body having a similar function, or of any liability or fire insurance company by which the Landlord and Tenant or either of them may be insured at any time during the Term hereof.

Section 8.03 - Nuisance

Save for the use contemplated by Section 8.01, the Tenant will not do or omit to do or permit to be done or omitted anything upon or in respect of the Leased Premises or the Property, the doing or omission of which, as the case may be, shall be or result in a nuisance or menace to the Landlord or to any of the other tenants of the Property and no machinery shall be used or placed on the Leased Premises or the Property, which shall cause any undue vibration or noise and if the Landlord or any other occupants of the Property shall complain that any machinery, equipment or vehicles or operation thereof in or on the Leased Premises or Property, is a nuisance to it or them, as the case may be, then upon receiving notice thereof, the Tenant will immediately cease the operating of such machinery, equipment or vehicles.

ARTICLE IX - INSURANCE

Section 9.01 - Landlord’s Insurance

(a)	The Landlord shall take out and keep in force the following insurance coverage:

(i)	“All Risks” insurance with one hundred percent (100%) replacement cost coverage of the Building, machinery, boilers and equipment contained therein;

(ii)	general liability and property damage insurance, including personal liability, contractual liability, non-owned automobile liability. Such policies shall be written on a comprehensive basis with coverage for any one occurrence or claim of not less than Five Million Dollars ($5,000,000.00); and

(iii)	loss of rental income coverage; and

(iv)	such other insurance as the Landlord may reasonably consider necessary or advisable.

The Tenant shall pay its Proportionate Share of the cost of such insurance that may be placed by the Landlord.

(b)	Each policy of insurance required of the Landlord as aforesaid shall include the Tenant as an additional insured arising solely out of the operations of the Landlord and, as appropriate, a severability of interest/cross liability clause protecting the Tenant against claims by the Landlord as if the Tenant were separately insured and protecting the Landlord against claims by the Tenant as if the Landlord were separately insured.

(c)	Each policy of insurance taken out by the Landlord in accordance with this Lease and each of such policies shall contain a release and waiver by the insurer of any rights of subrogation or indemnity or any other claim over to which such insurer might otherwise be entitled against the Tenant, its agents, employees or those for whom it is in law responsible whether or not caused by the act, omission or negligence of the Tenant or those for whom it is in law responsible.

Section 9.02 - Tenant’s Insurance

(a)	The Tenant shall, throughout and during the entire Term, at its sole cost and expense, take out and keep in full force and effect and in the names of the Tenant, the Landlord and any mortgagee, chargee, or debenture holder, as their respective interests may appear, the following insurance:

(i)	insurance against all risks upon property of every description and kind owned by the Tenant, or for which the Tenant is legally liable or installed by or on behalf of the Tenant and which is located within the Property and Leased Premises comprising only leasehold improvements, fixtures and chattels in an amount of not less than one hundred percent (100%) of the full replacement cost thereof, with standard extended coverage including sprinkler leakages (where applicable), earthquake, flood and collapse. In the event that there is a dispute as to the amount which comprises full replacement cost, the decision of the Landlord or any mortgagee shall be conclusive;

(ii)	property damage, bodily injury and public liability insurance including personal liability, contractual liability, non-owned automobile liability and owner’s and contractors’ protective insurance coverage with respect to the Leased Premises, coverage to include the business operations conducted by the Tenant and any other person on the Leased Premises. Such policies shall be written on a comprehensive basis with limits of not less than $5,000,000.00 per occurrence for bodily injury to any one or more persons, or property damage, and such higher limits as the Landlord or any mortgagee reasonably requires from time to time, and all such policies shall contain a cross-liability and severability of interest clause;

(iii)	broad form blanket and comprehensive form insurance including repair and replacement coverage on boilers, pressure vessels, electrical and air-conditioning equipment and miscellaneous apparatus;

(iv)	business interruption insurance in such amount as will reimburse the Tenant for direct or indirect loss of earnings attributable to all perils commonly insured against by prudent tenants or attributable to prevention of access to the Leased Premises as a result of such perils; and

(v)	any other form or forms of insurance as the Tenant or the Landlord or any mortgagee reasonably requires from time to time including, without limitation, builder’s risk insurance and such other insurance coverage as would be placed by a prudent tenant.

Notwithstanding the aforementioned, the Tenant shall have the right to self-insure in respect of its chattels and trade fixtures under Section 9.02(a)(i) and for business interruption insurance under Section 9.02(a)(iv) provided that the Tenant shall indemnify and save harmless the Landlord to the same extent as if the insurance had been purchased and separately maintained by the Tenant.

(b)	Each policy of insurance required of the Tenant as aforesaid shall include the Landlord and its mortgagee(s) as additional insureds as their respective interests may appear arising solely out of the operations of the Tenant in the Leased Premises and, as appropriate, a severability of interest/cross liability clause protecting the Landlord and mortgagee against claims by the Tenant as if the Landlord were separately insured and protecting the Tenant against claims by the Landlord as if the Tenant were separately insured.

(c)	Each policy of insurance taken out by the Tenant in accordance with this Lease and each of such policies shall contain a release and waiver by the insurer of any rights of subrogation or indemnity or any other claim over to which such insurer might otherwise be entitled against the Landlord, its agents, employees or those for whom it is in law responsible whether or not caused by the act, omission or negligence of the Landlord or those for whom it is in law responsible.

(d)	All policies shall be taken out with insurers acceptable to the Landlord, acting reasonably and shall be in a form satisfactory from time to time to the Landlord, acting reasonably. The Tenant shall provide the Landlord prior to the commencement of the Fixturing Period with a certificate of such insurance and each year on the anniversary date thereof shall provide the Landlord with a further certificate confirming that the Tenant has arranged all of the insurance required to be maintained by it under Section 9.02 hereof. All policies shall contain an undertaking by the insurers to notify the Landlord and the mortgagee in writing not less than ten (10) days or such reasonable period of time as may be provided in such policies prior to any material change, cancellation, or termination thereof.

(e)	The Tenant agrees that if the Tenant fails to take out or to keep in force any such insurance referred to in this Section 9.02 or should any such insurance not be approved by either the Landlord or any mortgagee and should the Tenant not rectify the situation within two (2) business days after written notice by the Landlord to the Tenant (stating if the Landlord or any mortgagee does not approve of such insurance, the reasons therefor) the Landlord has the right without assuming any obligation in connection therewith, to effect such insurance for a period not exceeding six (6) months at the sole cost of the Tenant and all outlays by the Landlord shall be immediately paid by the Tenant to the Landlord as Additional Rent on the first day of the next month following said payment by the Landlord without prejudice to any other rights and remedies of the Landlord under this Lease.

(f)	The Tenant covenants and agrees, at its sole cost and expense, to replace any interior plate glass or other interior glass that has been broken or removed during the Term.

Section 9.03 - Increase in Insurance Premiums

If the Tenant’s improper use and occupation of the Leased Premises, causes any premium increase in casualty or other types of insurance that may be carried by the Landlord from time to time in respect of the Property, the Tenant shall pay any such increase in premiums as Additional Rent within ten (10) days after a bill for such additional premiums shall be rendered by the Landlord. In determining whether such increased premiums are a result of the Tenant’s improper use and occupancy of the Leased Premises, a schedule issued by the organization making the insurance rates on the Property showing the various components of such rate, shall be conclusive evidence of the several items and charges which make up such rate.

Section 9.04 - Cancellation of Insurance

If any insurance upon the Property or any part thereof, shall be cancelled or shall be threatened by the insurer to be cancelled, or the coverage thereunder reduced in any way by the insurer by reason of the improper use and occupation of the Leased Premises or any part thereof by the Tenant or by any assignee or subtenant of the Tenant or by anyone permitted by the Tenant to be upon the Leased Premises and if the Tenant fails to remedy the condition giving rise to the cancellation, threatened cancellation or reduction of coverage within twenty-four (24) hours after notice thereof by the Landlord, the Landlord may, at its option, enter upon the Leased Premises and remedy the condition giving rise to such cancellation, threatened cancellation or reduction and the Tenant shall forthwith on demand pay the costs thereof to the Landlord, which costs may be collected by the Landlord as Additional Rent and the Landlord shall not be liable for any damage or injury whatsoever or howsoever caused to any property of the Tenant or of others located on the Leased Premises as a result of such entry.

Section 9.05 - Loss or Damage

The Landlord shall not be liable for any death or injury arising from or out of any occurrence in, upon, at, or relating to the Property or the Leased Premises, or damage to property of the Tenant or of others located on the Leased Premises nor shall it be responsible for any loss of or damage to any property of the Tenant or others from any cause whatsoever, unless any such death, injury, loss or damage results from the negligence of the Landlord, its agents, servants, employees or other persons for whom it may in law be responsible and is not covered by Tenant’s insurance. Without limiting the generality of the foregoing, the Landlord shall not be liable for any injury or damage to any persons or property resulting from fire, explosion, falling plaster, steam, gas, electricity, water, rain, flood, snow or leaks from any part of the Leased Premises or from the pipes, appliances, plumbing works, roof, or subsurface of any floor or ceiling or from the street or any other place or by dampness or by any other cause whatsoever. The Landlord shall not be liable for any such damage caused by other tenants or persons on the Property or by occupants of adjacent property thereto, or the public, or caused by construction, or caused by any private, public or quasi-public work or utility, including any interruption, cessation or failure of same. All property of the Tenant kept or stored on the Leased Premises shall be so kept or stored at the risk of the Tenant only and the Tenant shall indemnify and save the Landlord harmless from any claims arising out of any damages to the same including, without limitation, any subrogation claims by the Tenant’s insurers. The contents of this section shall survive the termination or surrender of this Lease notwithstanding anything in this Lease to the contrary.

Section 9.06 - Indemnification of Landlord

Subject to the foregoing provisions of this Article IX, the Tenant shall indemnify the Landlord and save it harmless from and against any and all losses (including loss of any Minimum Rent or Additional Rent payable by the Tenant pursuant to this Lease, to the extent that such Minimum Rent and Additional Rent are not otherwise collected under any policy of insurance maintained pursuant to this Lease), claims, actions, damages, liabilities and expenses in connection with loss of life, personal injury, damage to property or any other loss or injury whatsoever arising from or out of this Lease or any occurrence in, upon, or at the Leased Premises or the occupancy or use by the Tenant of the Leased Premises, or any part thereof, or occasioned wholly or in part by any act or omission of the Tenant, its employees, agents, contractors, servants, invitees or by anyone permitted to be on the Leased Premises by the Tenant, or any others for whom the Tenant is responsible in law. If the Landlord shall be made a party to any litigation commenced by or against the Tenant, then the Tenant shall protect, indemnify and save the Landlord harmless and shall pay all costs, expenses and reasonable legal fees incurred or paid by the Landlord in connection with such litigation. The contents of this section shall survive the termination or surrender of this Lease notwithstanding anything in this Lease to the contrary.

Section 9.07 - Insurance Proceeds

The parties shall co-operate in obtaining payments of any claims as a result of loss covered by insurance. Proceeds of insurance shall, subject to the terms of this Lease, be used for the purpose of rebuilding, repairing or restoring the Property, the Leased Premises and/or the leasehold improvements in the Leased Premises by the Landlord or the Tenant, as the case may be. If the Leased Premises or the Property are not to be rebuilt, restored or replaced, the Landlord (including for the purpose of this paragraph, the Mortgagee) or the Tenant shall be entitled to receive payment of their respective shares according to their insurable interest in the proceeds of insurance.

ARTICLE X - DAMAGE, DESTRUCTION AND EXPROPRIATION

Section 10.01 - Damage or Destruction

It is hereby expressly agreed, that in the event the Leased Premises and/or the Building are damaged or destroyed by fire, lightning, tempest, explosion, impact, sabotage, vandalism or any of the perils insured against under the provisions of the Landlord’s insurance policies or any other cause, then in every such event the following rules shall apply:

(a)	If the damage or destruction is such that the Leased Premises is rendered untenantable or if more than thirty percent (30%) of the building in which the Leased Premises are situate is damaged, in whole or in part and if it is impossible or unsafe for the Tenant to use and occupy the Leased Premises and if in either event the damage, in the opinion of the Landlord’s Consultant (as defined in Section 1.02) to be given to the Tenant within thirty (30) days of the happening of such damage or destruction, cannot be repaired with reasonable diligence within one hundred and eighty (180) days from the happening of such damage or destruction then either the Landlord or the Tenant may, within ten (10) days next succeeding the giving of the Consultant’s opinion as aforesaid, terminate this Lease by giving to the other notice in writing of such termination, in which event this Lease and the Term shall cease and be at an end as of the date of such destruction or damage and all Minimum Rent, Additional Rent and other payments for which the Tenant is liable under the terms of this Lease shall be apportioned and paid in full to the date of such destruction or damage.

(b)	If the damage or destruction be such that the Leased Premises is rendered untenantable, in whole or in part, or if it is impossible or unsafe for the Tenant to use and occupy the Leased Premises, but if in either event the damage, in the opinion of the Landlord’s Consultant to be given to the Tenant within thirty (30) days from the happening of such damage or destruction, can be repaired with reasonable diligence within one hundred and eighty (180) days from the happening of such damage or destruction, or if in the event that neither the Landlord nor the Tenant terminates this Lease pursuant to paragraph (a) above, then in such cases the Landlord shall reconstruct, rebuild or repair the Leased Premises with reasonable diligence and in a good and workmanlike manner but only to the extent of the Landlord’s Work as set out in this Lease, and exclusive of any work, improvements or fixtures made by the Tenant pursuant to this Lease or otherwise and the Minimum Rent shall abate proportionately to the portion of the Leased Premises rendered untenantable from the date of destruction or damage and until the Leased Premises have been restored and rendered tenantable by the Landlord and Tenant to the extent aforesaid.

(c)	The decision of the Landlord’s Consultant as to the percentage of damage or destruction to the Leased Premises; as to the time within which the Leased Premises can or cannot be repaired; as to the state of tenantability of the Leased Premises; and as to the date on which the Landlord’s Work and Tenant’s Work is completed, shall be final and binding on the parties hereto.

(d)	Upon the Tenant being notified in writing by the Landlord that the Landlord’s reconstruction, rebuilding or repair of the Leased Premises as aforesaid, has been substantially completed, the Tenant shall forthwith complete all the Tenant’s work including, without limitation, such work as is set out in this Lease, and all work required to fully restore the Leased Premises for business fully fixtured, stocked and staffed (in any case, without the benefit of any allowance or payments made by the Landlord to the Tenant in connection with the Tenant’s work or in connection with the original construction of the Leased Premises). The Tenant shall complete its work and open for business as soon as reasonably possible and in any event within 240 days after receipt of notice that the Landlord’s work has been substantially completed. Nothing in this Section 10.01 requires the Landlord to rebuild the Leased Premises or the Property to the condition and the state that existed before any such occurrence of damage or destruction.

(e)	In the event that damage or destruction of the Leased Premises and/or the building in which the Leased Premises are situate renders the Leased Premises untenantable for a period of three (3) days or less, then the Tenant shall not be entitled to any abatement of any rent whatsoever.

Section 10.02 - Expropriation

Both the Landlord and the Tenant agree to co-operate with each other in respect of any expropriation of all or any part of the Leased Premises or any other part of the Property, so that each may receive the maximum award in the case of any expropriation to which they are respectively entitled at law.

ARTICLE XI - ASSIGNMENT AND SUBLETTING

Section 11.01 - Consent Required

The Tenant will not assign this Lease in whole or in part, nor sublet all or any part of the Leased Premises nor mortgage or encumber this Lease or the Leased Premises or any part thereof, or suffer or permit the occupation of all or any part thereof by others, without the prior written consent of the Landlord in each instance, which consent shall not be unreasonably withheld, subject to Section 11.02. The consent by the Landlord to any assignment or subletting shall not constitute a waiver of the necessity for such consent to any subsequent assignment or subletting. If this Lease shall be assigned, or if the Leased Premises or any part thereof shall be sublet or occupied by anybody other than the Tenant, the Landlord may collect rent from the assignee, subtenant or occupant and apply the net amount collected to the Minimum Rent reserved in this Lease, but no such assignment, subletting, occupancy or collection shall be deemed to be a waiver of this covenant or the acceptance of the assignee, subtenant or occupant as Tenant or a release of the Tenant from the further performance by the Tenant of the covenants on the part of the Tenant herein contained. Notwithstanding any assignment or sublease, the Tenant shall remain jointly and severally liable on this Lease and shall not be relieved from performing any of the terms, covenants and conditions of this Lease. Any consent of the Landlord as aforesaid shall be prepared by the Landlord or its solicitors, subject to the reasonable approval of the Tenant’s solicitors and any and all legal and administrative costs with respect thereto shall be borne by the Tenant. Any consent granted by the Landlord shall be subject to the Tenant causing any such assignee to execute an indenture and covenant directly with the Landlord agreeing to be bound by all of the terms contained in this Lease and in the case of a subletting, only insofar as they apply to the premises being sublet (and excluding Minimum Rent) all other covenants applicable thereto. The Landlord may require the Tenant or assignee or subtenant to provide additional information regarding the subtenant including but not limited to, credit, financial or business information.

Section 11.02 - Permitted Transfers

Notwithstanding any other provisions of this Lease, so long as the Tenant or any permitted transferee or assignee (“Permitted Assignee”) is not in default under the terms of this Lease, the Tenant shall not require the Landlord’s consent (but in each case shall provide the Landlord with written notice at the time thereof or as soon as reasonably possible thereafter) for any of the following transfers:

(a)	an assignment to any corporation which is an affiliate (within the meaning of the Canada Business Corporations Act) of the Tenant or any Permitted Assignee (“Affiliate”);

(b)	an assignment to a corporation formed as a result of a merger or amalgamation (within the meaning of the Canada Business Corporations Act) of the Tenant or Permitted Assignee with another corporation or corporations; or

(c)	where the Tenant proposes to transfer, or issue by sale, assignment, bequest, inheritance, operation of law, or other disposition, or by subscription, any part or all of the corporate shares of the Tenant, so as to result in any change in the effective voting control of the Tenant by the party or parties holding such voting control and such transaction shall not be deemed to be an assignment of this Lease; or

(d)	an assignment arising out of the sale (by assets or shares) of the business of the Tenant being conducted in the Leased Premises; or

(e)	a licence of a portion of the Leased Premises to an affiliated entity, in connection with the business being conducted therein.

The Tenant agrees that an assignee of the Lease, where the assignee is not a Permitted Assignee or a subtenant, each shall not have the benefit of this no consent provision if it has been in material default on more than two (2) occasions during the Term.

Section 11.03 - Assignment by Landlord

The Landlord declares that it may assign its rights under this Lease to a lender as security for a loan to the Landlord and in the event that such an assignment is given and executed by the Landlord and notification thereof is given to the Tenant by or on behalf of the Landlord, it is expressly agreed between the Landlord and the Tenant that this Lease shall not be cancelled or modified for any reason whatsoever except as provided for, anticipated or permitted by the terms of this Lease or by law, without the consent in writing of such lending institution.

The Tenant covenants and agrees with the Landlord that it will, if and whenever reasonably required by the Landlord and at the Landlord’s expense, consent to and become a party to any instrument relating to this Lease which may be required by or on behalf of any purchaser, bank or mortgagee of the Property, from time to time provided always that the rights of the Tenant as hereinbefore set out be not materially altered or varied by the terms of such instrument or document.

Section 11.04 - Limitation of Landlord’s Liability

The term “Landlord” as used in this Lease so far as covenants or obligations on the part of the Landlord are concerned shall be limited to mean and include only the owner or owners at the time in question of the Leased Premises, and in the event of any transfer or transfers of ownership, the Landlord herein named, and in case of any subsequent transfers or conveyances, the then vendor or transferor, shall be automatically freed and relieved from and after the date of such transfer or conveyance, of all personal liability as respects the performance of any covenants or obligations on the part of the Landlord contained in this Lease thereafter to be performed, it being intended hereby that the covenants and obligations contained in this Lease on the part of the Landlord shall, subject as aforesaid, be binding on the Landlord, its successors and assigns, only during and in respect of their respective successive periods of ownership. As a condition precedent to any such transfer and release, the then Landlord shall cause the transferee to assume the Landlord’s obligations hereunder by agreement in writing on terms satisfactory to the Tenant, acting reasonably.

ARTICLE XII - STATUS STATEMENT, ATTORNMENT AND SUBORDINATION

Section 12.01 - Status Statement

Within ten (10) business days after written request therefor by the Landlord or upon any sale, assignment, lease or mortgage of the Leased Premises or the Property by the Landlord, the Tenant hereby covenants and agrees to deliver in the form supplied by the Landlord and to such person as may be designated by the Landlord a certificate stating (if such be the case) that:

(a)	this Lease is unmodified and in full force and effect (or if there have been any modifications, that this Lease is in full force and effect as modified and identify the modification agreements, if any);

(b)	the date of the commencement of the Term;

(c)	the date to which the rent has been paid under this Lease including prepaid Minimum Rent; and

(d)	whether or not there is any existing default by the Tenant in the payment of any rent or other sum of money under this Lease, and whether or not there is any other existing default by either party under this Lease with respect to which a notice of default has been served, and if there is any such default, specifying the nature and extent thereof.

Each of the parties hereto shall pay their own costs for preparation and execution of any such status statement. Upon request by the Tenant, the Landlord shall provide a similar certificate addressed to any assignee or subtenant of the Tenant’s interest under the Lease.

Section 12.02 - Priority

This Lease and all of the rights of the Tenant hereunder are and shall at all times be subject and subordinate to any and all existing mortgages, trust deeds or other interests resulting from any existing financing of the Property by the Landlord in force against the Property and improvements comprising the Property. At the time of and as a condition precedent to the execution of this Lease, the Landlord shall obtain from any mortgagee or holder of any trust deed or other interest in the Property which is prior to this Lease a non-disturbance agreement, subordinating its interest in the Property to this Lease, in form and substance acceptable to the Tenant, acting reasonably. The Tenant’s rights under this Lease shall at all times be prior to any mortgage or other similar charge from time to time hereafter made by or on behalf of the Landlord in respect of the Leased Premises. The Tenant will not be required to attorn to any lender under any such mortgages or other charges, but if a lender requests, the Tenant will so attorn to such lender, even though such attornment would not otherwise be legally required by reason of the priority of this Lease.

Section 12.03 - Attorney

The Tenant shall if requested by the Landlord or a mortgagee or other person having an interest in the Property, execute promptly such instruments or certificates to carry out the intent of Sections 12.01 and 12.02 as requested by the Landlord, provided that, in the case of a request for the Tenant to subordinate this Lease to any mortgage or mortgages as noted in Section 12.02 above, the Tenant has received the written confirmation from the subject mortgagee as set out in the said Section 12.02. If ten (10) days after the date of a request by the Landlord to execute any such instruments or certificates the Tenant has not executed the same, the Tenant hereby irrevocably appoints the Landlord as the Tenant’s attorney with full power and authority to execute and deliver in the name of the Tenant any such instruments or certificates.

ARTICLE XIII - DEFAULT

Section 13.01 - Waiver of Distress

The Landlord hereby waives its remedy of distress in the event of default by the Tenant under this Lease.

Section 13.02 - Right to Re-Enter

In the event that:

(a)	the Tenant fails to pay any Minimum Rent, Additional Rent or other sums due hereunder on the day or dates appointed for the payment thereof, and does not remit such payment within fifteen (15) days of receipt of written notice from the Landlord demanding the payment thereof; or

(b)	the Tenant fails to observe or perform any other of the terms, covenants or conditions of this Lease to be observed or performed by the Tenant (provided the Landlord first gives the Tenant ten (10) business days’ written notice or no notice in case of a real or apprehended emergency of any such failure to perform) and the Tenant within such period of ten (10) business days fails to cure or takes reasonable steps to cure any such failure to perform; or

(c)	the Tenant or any person occupying the Leased Premises or any part thereof or any licensee, concessionaire or franchisee operating a business in the Leased Premises becomes bankrupt or insolvent or takes the benefit of any legislation now or hereafter in force for bankrupt or insolvent debtors or files any proposal or makes any assignment for the benefit of creditors; or

(d)	any uncontested steps are taken or any action or proceedings are instituted by the Tenant or by any other party including without limitation, any court or governmental body of competent jurisdiction for the dissolution, winding-up (other than as part of a corporate reorganization) or liquidation of the Tenant or its assets; or

(e)	the Tenant makes a sale of its assets in bulk (other than a bulk sale made to an assignee or sublessee pursuant to a permitted assignment or subletting hereunder and pursuant to the Bulk Sales Act of Ontario); or

(f)	the Tenant abandons or attempts to abandon the Leased Premises; or

(g)	the Tenant assigns, transfers, encumbers, sublets or permits the occupation or use or the parting with or sharing possession of all or any part of the Leased Premises by anyone except in a manner permitted by this Lease and fails to rectify such default within 15 days following written notice from the Landlord; or

(h)	re-entry is expressly permitted under any other terms of this Lease.

then the Landlord, in addition to any other rights or remedies it has pursuant to this Lease, or by law, has to the extent permitted by law, the immediate right of re-entry in the name of the whole, upon and in the Leased Premises or any part thereof and may expel all persons and remove all property from the Leased Premises and such property may be removed and sold or disposed of by the Landlord as it deems advisable or may be stored in a public warehouse or elsewhere at the cost and for the account of the Tenant, all without the Landlord being considered guilty of trespass or becoming liable for any loss or damage which may be occasioned thereby. Upon such re-entry, the Landlord shall be entitled to have again, repossess and enjoy, as of its former estate, the Leased Premises.

Section 13.03 - Right to Relet

If the Landlord elects to re-enter the Leased Premises as provided in this Lease, or if it takes possession pursuant to legal proceedings or pursuant to any notice provided by law, it may either terminate this Lease or it may from time to time without terminating this Lease, make such alterations and repairs as are necessary in order to relet the Leased Premises, or any part thereof for such term or terms (which may be for a term extending beyond the Term) and at such rent and upon such other terms, covenants and conditions as the Landlord in its sole and reasonable discretion considers advisable. Upon each such reletting all rent received by the Landlord from such reletting shall be applied, first to the payment of any indebtedness other than rent due hereunder from the Tenant to the Landlord; second to the payment of any costs and expenses of such reletting including brokerage fees and solicitor’s fees and of costs of such alterations and repairs; third, to the payment of Minimum Rent, Additional Rent, and other monies payable under this Lease which are due and unpaid hereunder; and the residue, if any, shall be held by the Landlord and applied in payment of future rent as the same becomes due and payable hereunder. If such rent received from such reletting during any month is less than that to be paid during that month by the Tenant hereunder, the Tenant shall pay any such deficiency which shall be calculated and paid monthly in advance on or before the first day of each and every month. No such re-entry or taking possession of the Leased Premises by the Landlord shall be construed as an election on its part to terminate this Lease unless a written notice of such intention is given to the Tenant. Notwithstanding any such reletting without termination the

Landlord may at any time thereafter elect to terminate this Lease for such previous breach. The Landlord, at any time, may recover from the Tenant all damages it incurs by reason of such breach. Upon the occurrence or any of the events referred to in Section 13.03 and in addition to the rights referred to in Sections 13.03 and 13.04 hereof, the full amount of the current month’s instalment of Minimum Rent and the aggregate of the monthly contributions towards Taxes, the Tenant’s Proportionate Share of Operating Costs, Additional Rent and any other payments required to be made monthly hereunder, together with the next three (3) months instalments of Minimum Rent, Additional Rent and such aggregate payments of Additional Rent for the next three (3) months, (all of which shall be deemed to be accruing due on a day-to-day basis) shall immediately become due and payable as accelerated rent.

Section 13.04 – Expenses – Intentionally Deleted

ARTICLE XIV - ACCESS BY THE LANDLORD

Section 14.01 - Right of Entry

The Landlord acknowledges and agrees that the Tenant’s business and work is of a highly confidential nature and requires additional precautions to be taken with respect to access to and from the Leased Premises. Save and except as otherwise provided below, the Landlord and/or any agent, employee or other person acting on behalf of the Landlord shall not have access to the Leased Premises, except in the event of an emergency, without reasonable grounds for believing that the Tenant is in breach of its obligations under the Lease and providing no less than twenty-four (24) hours’ prior written notice to the Tenant. Notwithstanding the foregoing, the Landlord and/or any agent, employee or other person acting on behalf of the Landlord shall be permitted to conduct periodic inspections of the Leased Premises on providing a minimum of twenty-four (24) hours’ prior written notice to the Tenant. Any party requiring access shall take such reasonable precautions as to ensure the safety and security of the Leased Premises and property of the Tenant and where required by the Tenant will be escorted by a representative of the Tenant during such access.

Save as otherwise provided, unless the Tenant is in default of its obligations under the Lease, and such default continues for five (5) business days after receiving notice thereof from the Landlord, the Landlord and/or any agent, employee or other person acting on behalf of any of these parties shall not have access to the Leased Premises for any other purpose except as necessary to:

(a)	subject to the Tenant’s obligations under this Lease, construct, maintain, repair, replace and operate lighting facilities and heating, ventilating and air conditioning systems servicing the Leased Premises or the Building to the extent existing within the Leased Premises; and

(b)	provide supervision and policing services for the Building.

The Tenant acknowledges and agrees that the foregoing covenants shall not apply during the last six (6) months of the Term of the Lease and that during such period, the Landlord shall be entitled to show the Leased Premises to potential tenants on at least seventy-two (72) hours’ prior written notice to the Tenant and subject to the Tenant’s reasonable security requirements and supervision. The Landlord acknowledges that the Tenant may prohibit access to certain areas of the Leased Premises to the extent that access thereto will interrupt the Tenant’s business in the Leased Premises. The Landlord acknowledges that, whenever the Landlord enters the Leased Premises for any purpose, including in the event of an emergency, the Landlord shall respect the confidentiality of the Tenant’s business and the sensitive and proprietary nature of the Tenant’s operations and shall use its reasonable commercial efforts not to disrupt, impair or interfere with any of the activities the Tenant is carrying on in the Leased Premises.

ARTICLE XV - TENANT AND SUCCESSORS

Section 15.01 - Meaning of “Tenant”

When used in this Lease, “Tenant” shall be deemed and taken to mean each and every person or party mentioned as a Tenant herein, be the same one or more and shall include his, its, her or their respective heirs, administrators, successors and assigns, as the case may be. If there is more than one Tenant, any notice required or permitted by this Lease may be given by or to any one of them and has the same force and effect as if given by or to all of them. Any reference to Tenant includes, where the context allows, the servants, employees, agents, invitees and licensees of the Tenant and all others over which the Tenant may reasonably be expected to exercise control.

Section 15.02 - Holding Over

Any holding over after the expiration of the Term, with the consent of the Landlord, shall be construed to be a tenancy from month to month, and shall otherwise be on the terms and conditions herein specified, (including, without limitation, the payment of Additional Rent) so far as applicable.

Section 15.03 - Successors

All rights and liabilities herein given to, or imposed upon, the respective parties hereto shall extend to and bind the several respective successors and assigns of the said parties; and if there shall be more than one Tenant, they shall all be bound jointly and severally by the terms, covenants and agreements herein contained. No rights, however, shall enure to the benefit of any assignee of the Tenant unless the assignment to such assignee has been completed in accordance with Article XI.

ARTICLE XVI - LANDLORD’S COVENANTS AND OBLIGATIONS

Section 16.01 - Quiet Enjoyment

Provided that the Tenant has paid all Minimum Rent, Additional Rent and all other charges payable pursuant to this Lease and has complied with all of the terms, covenants and conditions of this Lease, in each case within the time permitted for rectification of default, the Landlord covenants and agrees to and with the Tenant for quiet enjoyment.

Section 16.02 - Landlord’s Authority to Let

The Landlord represents that it is the registered and beneficial owner of the Building and has the authority to enter into this Lease without the necessity of having any third party consents.

ARTICLE XVII - CONSTRUCTION OF PREMISES

Section 17.01 - Landlord’s Work

The Landlord shall construct the Building and the Property of which the Leased Premises forms a part, in accordance with the following plans and specifications, each dated March 18, 2004 and as previously delivered to the Tenant: Architectural, Mechanical/Electrical, Structural and Security (the “Plans”), and in accordance with the Base Building Modifications (the “Modifications”) set out in Schedule “D” attached hereto, as the Modifications (i) affect improvements in the Property and the Leased Premises and (ii) amend the Plans (all of the above noted obligations, construction and work in this Section 17.01 being referred to as the “Landlord’s Work”). No further changes may be made to the Plans which materially adversely affect (i) the Tenant’s Work, (ii) the cost of completing Tenant’s Work, or (iii) the efficient operation of the Tenant’s business without the consent of the Tenant. For the purposes of this Lease, the condition of the Building as delivered to the Tenant on completion of the Landlord’s Work shall be deemed to be the base building condition. Subject to events of force majeure and as contemplated by Section 1.03,

(a)	the Landlord’s Work in the Leased Premises shall be substantially completed by no later than November 1, 2004; and

(b)	the Landlord’s Work for the Building shall be substantially completed by no later than February 28, 2005 to enable Business Occupancy.

Should the Landlord’s Work in the Leased Premises not be substantially completed by December 1, 2004 and the Landlord’s Work for the Building by March 28, 2005, as a result of a default by the Landlord that is not an event of force majeure, the Tenant shall be entitled to two (2) days’ free Minimum Rent, prorated based on a 30 day month, for each day after December 1, 2004, in the case of the Landlord’s Work in the Leased Premises or March 28, 2005, in the case of Landlord’s Work for the Building, that the Landlord’s Work is not substantially completed and the Tenant has not been delivered possession or cannot achieve Business Occupancy, as the case may be, of the Leased Premises. The Landlord undertakes to use reasonable commercial efforts to provide the Tenant with as much advance written notice as is reasonably possible as to the anticipated date of substantial completion of the Landlord’s Work in the Leased Premises or the Landlord’s Work for the Building, which in any event shall be at least five (5) days advance notice. The parties agree that two (2) days’ free Minimum Rent for each day after December 1, 2004, in the case of the Landlord’s Work in the Leased Premises or March 28, 2005, in the case of Landlord’s Work for the Building, that the Landlord’s Work is not substantially completed and the Tenant has not been delivered possession or cannot achieve Business Occupancy of the Leased Premises, as the case may be, is a representation of the true damages that the Tenant will suffer as a result of any delay in the substantial completion of the Landlord’s Work and the Landlord’s failure to deliver possession of the Leased Premises and is not a penalty. Should the Landlord’s Work not be substantially complete in the Leased Premises and the Tenant not be delivered possession of the Leased Premises by November 1, 2005, for any reason whatsoever, then at the Tenant’s sole option and discretion the Tenant may terminate this Lease, and damages will be calculated in their usual manner.

Section 17.02 - Tenant’s Work

The Tenant acknowledges and agrees that, except for the Landlord’s Work, the Tenant accepts the Leased Premises on an “as is, where is” basis, and that the Landlord has made no representation or warranty whatsoever as to the condition of the Leased Premises and/or the suitability thereof for the Tenant’s intended use. The Tenant shall be responsible for all other work which may be required to be completed in, on or to the Leased Premises (subject to the provisions of this Lease) in order for the Tenant to occupy, use and enjoy the Leased Premises and conduct its business therefrom (the “Tenant’s Work”). Prior to commencement of the Fixturing Period, the Tenant shall provide a copy of its plans and specifications for the Tenant’s Work to the Landlord for its prior written approval prior to commencing construction, which approval shall not be unreasonably withheld or delayed.

The Tenant agrees that, on or before July 6, 2004, it shall provide the Landlord with the following preliminary plans, drawings and specifications for the approval of the Landlord (where required) in accordance with the terms of this Lease, namely:

•	Architectural;
•	Structural (if any);
•	Electrical;
•	Mechanical, including plumbing, heating, air conditioning, sprinklers, ventilation and instrumentation

(collectively the “Tenant’s Plans”).

The Landlord shall have a period of thirty (30) days following submission of the Tenant’s Plans to the Landlord within which to approve same, such approval not to be unreasonably withheld. If the Tenant’s Plans are not approved or acting reasonably disapproved by the Landlord within thirty (30) days following the submission thereof to the Landlord for its approval, the Tenant shall have a period of five (5) business days thereafter to terminate this Lease without penalty. In the event the Tenant elects to terminate, this Lease shall be null and void and of no further force or effect. If within five (5) business days following the expiry of the thirty (30) day period for the approval of the Tenant’s Plans by the Landlord, the Tenant does not elect to terminate this Lease by written notice to the Landlord, this Lease shall remain in full force and effect in accordance with its terms.

The Tenant shall complete the Tenant’s Work in accordance with the Tenant’s Plans approved by the Landlord, in a good and workmanlike manner and in compliance with all applicable laws.

ARTICLE XVIII - OPTION TO EXTEND

Section 18.01 - Option

(a)	If the Tenant is not then in default hereunder, beyond any applicable permitted cure period, the Tenant shall have the option, exercised by written notice to the Landlord not later than six (6) months prior to the expiration of the Term to extend the Term of this Lease for one (1) further term of five (5) years (hereinafter referred to as the “First Renewal Period”) upon the same terms and conditions as are herein contained, save and except that: (i) there shall be no Landlord’s Work and the Tenant shall accept the Leased Premises in an “as is” condition; and (ii) there shall be only one (1) further option to extend, as set out in paragraph (b) hereunder; (iii) there shall be no Fixturing Period or other rent free period; and (iv) the Minimum Rent during the First Renewal Period shall be mutually agreed upon between the Landlord and the Tenant, and shall reflect the fair market rental value of the Leased Premises at the commencement of the First Renewal Period in an unimproved condition save for Landlord’s Work and used for a purpose similar to the Tenant’s use of the Leased Premises, and situate in the vicinity of the Property.

(b)	If the Tenant is not then in default hereunder, beyond any applicable permitted cure period, the Tenant shall have the option, exercised by written notice delivered personally to the Landlord not later than six (6) months prior to the expiration of the First Renewal Period to extend the Term of this Lease for one (1) further term of five (5) years (hereinafter referred to as the “Second Renewal Period”) upon the same terms and conditions as are herein contained, save and except that: (i) there shall be no Landlord’s Work and the Tenant shall accept the Leased Premises in an “as is” condition; (ii) there shall be no further option to extend; (iii) there shall be no Fixturing Period or other rent free period; and (iv) the Minimum Rent during the Second Renewal Period shall be mutually agreed upon between the Landlord and the Tenant, and shall reflect the fair market rental value of the Leased Premises at the commencement of the Second Renewal Period in an unimproved condition save for Landlord’s Work and used for a purpose similar to the Tenant’s use of the Leased Premises, and situate in the vicinity of the Property.

18.02 - Arbitration

In the event that the Landlord and the Tenant cannot mutually agree upon the Minimum Rent to be charged during a Renewal Period by a date that is two (2) months prior to the commencement of the Renewal Period or if any other matter pertaining to the tenancy of the Tenant herein shall require arbitration, then such matter shall be referred to arbitration to be conducted in the manner hereinafter set forth. The party desiring such arbitration shall give written notice to that effect to the other party and shall on such notice appoint a disinterested person of recognized competence in the field involved as arbitrator on its behalf. Within five (5) business days thereafter, the other party shall, by written notice to the original party, either accept the first person as the sole arbitrator or shall appoint a second disinterested person of recognized competence in such field as arbitrator on its behalf. If the other party chooses a second arbitrator, then the arbitrators thus appointed shall appoint a third disinterested person of recognized competence in such field, and such three arbitrators shall as promptly as possible determine such matter provided, however, that:

(i)	if the second arbitrator shall not have been appointed as aforesaid, the first arbitrator shall proceed to determine such matter; and

(ii)	if the two arbitrators appointed by the parties shall be unable to agree, within five (5) business days after the appointment of the second arbitrator, upon the selection of such third arbitrator, they or either of them shall give written notice of such failure to agree to the parties, and if the parties fail to agree upon the selection of such third arbitrator within five (5) business days after such notice is given by the arbitrators or either of them as aforesaid, then either of the parties, upon written notice to the other party at any time thereafter, may request such appointment in accordance with the provisions of The Arbitrations Act of Ontario, or any successor to that Act.

The Landlord and the Tenant shall each be entitled to present evidence and argument to the arbitrators. The costs of arbitration shall be determined by the arbitrators having regard to the provisions of this Lease and any surrounding circumstances. Any arbitration hereunder shall be conducted in accordance with the provisions of the Arbitrations Act of Ontario, or any successors to that Act, insofar as the same are not in conflict with any of the provisions of this Lease.

ARTICLE XIX - ENVIRONMENTAL

Section 19.01 - Hazardous Substances

(a)	Definitions:

(i)	“Environmental Audit” means an investigation or inspection of the Leased Premises or other affected locations of the said Property or Building by an independent contractor acceptable to the Landlord and Tenant (each acting reasonably and without delay) together with such other tests, surveys and inquiries as such contractor considers advisable in the circumstances into the generation, use, transport, storage, disposal, handling, sale or manufacture of any Hazardous Substance in, on or about the Leased Premises or the said Property or Building by the Tenant, those for whom the Tenant is in law responsible or any other person using or occupying the Leased Premises, or into the condition or status of the Leased Premises in relation to possible contamination by any Hazardous Substance caused or contributed to by the Tenant and those for whom it is in law responsible. Any such Environmental Audit shall include the contractor’s written report delivered to the Landlord and Tenant summarizing the nature and results of all inspections, investigations, tests, surveys and inquiries conducted by the contractor, and the contractor’s recommendations for any investigations, remedial or precautionary actions to be taken in relation to the presence of Hazardous Substance on the Leased Premises or the said Property or Building.

(ii)	“Environmental Claim” means all claims, losses, costs, expenses, fines, penalties, payments and/or damages (including, without limitation, all solicitors’ fees on a solicitor and client basis) relating to, arising out of, resulting from or in any way connected with the presence of any Hazardous Substance at the Leased Premises or the said Property or Building, caused or contributed to by the Tenant and those for whom it is in law responsible including, without limitation, all costs and expenses of any investigation, remediation, restoration or monitoring of the Leased Premises, the said Property or Building and/or any property adjoining or in the vicinity of the said Property or Building required or mandated by Environmental Law.

(iii)	“Environmental Law” means any law, by-law, order, ordinance, ruling, regulation, certificate, approval, policy, guideline, consent or directive or any applicable federal, provincial or municipal government, governmental department, agency or regulatory authority or any court of competent jurisdiction, as well as any common-law obligations or requirements, relating to environmental or health and safety matters and/or regulating the generation, import, storage, distribution, labelling, sale, use, handling, transport or disposal of any Hazardous Substance which may be in force from time to time.

(iv)	“Hazardous Substance” means:

(1)	any material or substance declared or deemed to be hazardous, deleterious, caustic, dangerous, a dangerous good, toxic, a contaminant, a waste, a source of a contaminant, a pollutant or toxic under any Environmental Law;

(2)	any solid, liquid, gas or odour or combination of any of them that, if emitted into the air, would create or contribute to the creation of a condition of the air that:

(a)	endangers the health, safety or welfare of persons or the health of animal life;

(b)	interferes with normal enjoyment of life or property; or

(c)	causes damage to plant life or to property; and

(3)	any substance which is hazardous to the environment, including persons or property and includes, without limiting the generality of the foregoing, the following:

(a)	radioactive materials;

(b)	explosives;

(c)	any substance that, if added to any water, would degrade or alter or form part of a process of degradation or alteration of the quality of that water to the extent that it is detrimental to its use by man or by any animal, fish or plant.

(b)	The Tenant covenants and agrees that it will:

(i)	not bring or allow any Hazardous Substance to be brought onto the said Property or Building or the Leased Premises except in compliance with Environmental Law;

(ii)	maintain the Leased Premises and conduct its business and operations thereon at all times in strict compliance with all applicable Environmental Law and sound industry practice;

(iii)	comply at all times and require all those for whom the Tenant is in law responsible to comply at all times with Environmental Law as it affects the Leased Premises or the said Property or Building;

(iv)	Intentionally Deleted;

(v)	give notice to the Landlord of any discharge, release, leak spill or escape into the environment of any Hazardous Substance at, to or from the Leased Premises or the said Property or Building, which might give rise to a duty under Environmental Law by either the Tenant or the Landlord;

(vi)	Intentionally Deleted;

(vii)	if required by Environmental Law, provide and/or install secondary containment measures around the storage of a Hazardous Substance. Such secondary containment measures would provide for a ten percent (10%) storage volume in excess of the volume of a Hazardous Substance being stored;

(viii)	comply with any investigative, remedial or precautionary measures required under Environmental Law and be fully and completely liable to the Landlord for any and all investigation, cleanup, remediation, restoration or monitoring costs or any costs incurred to comply with the Environmental Law, except in each case caused or contributed to by the Landlord and those for whom it is in law responsible;

(ix)	protect, indemnify and save each of the Landlord and its directors, officers, employees, agents, successors and assigns completely harmless from and against any Environmental Claim, directly or indirectly incurred, sustained or suffered by or asserted against the Landlord and/or its directors, officers, employees, agents, successors and assigns caused by or attributable to, either directly or indirectly, any act or omission of the Tenant and/or any person for whom the Tenant is in law responsible;

(x)	Intentionally Deleted;

(xi)	subject to Section 14.01, provide access to the Leased Premises for the Landlord or its agent to conduct an Environmental Audit of the Leased Premises at least two (2) months prior to the expiry of the Term of this Lease.

(c)	The Tenant hereby authorizes the Landlord to make inquiries from time to time of any government or governmental agency with respect to the Tenant’s compliance with the Environmental Law at the Leased Premises, and the Tenant covenants and agrees that the Tenant will from time to time provide to the Landlord such written authorization as the Landlord may reasonably require in order to facilitate the obtaining of such information. Subject to Section 14.01, the Landlord or its agent may inspect the Leased Premises from time to time, in order to verify the Tenant’s compliance with the Environmental Law and the requirements of this Lease respecting Hazardous Substances. If the Landlord suspects that the Tenant is in breach of any of its covenants herein, the Landlord and its agent shall be entitled to conduct an Environmental Audit immediately, and the Tenant shall provide access to the Landlord and its agent for the purposes of conducting an Environmental Audit. Such Environmental Audit shall be at the Tenant’s expense if any Hazardous Substance exists contrary to Environmental Law and has been caused or contributed to by the Tenant and those for whom it is in law responsible, and the Tenant shall forthwith remedy any problems identified by the Environmental Audit, and shall ensure that it complies with all of its covenants herein. Upon request by the Landlord from time to time, the Tenant shall provide to the Landlord a certificate executed by a senior officer of the Tenant certifying ongoing compliance by the Tenant with its covenants contained herein.

(d)	If the Tenant shall bring or create upon the property of the Leased Premises or the said Property or Building any Hazardous Substance or if the conduct by the Tenant’s business shall cause there to be any Hazardous Substance upon the said Property or Building or the Leased Premises then, notwithstanding any rule or law to the contrary, such Hazardous Substance shall be and remain the sole and exclusive property of the Tenant and shall not become the property of the Landlord notwithstanding the degree of affixation of the Hazardous Substance or the goods containing the Hazardous Substance to the Leased Premises or the said Property or Building and notwithstanding the expiry or earlier termination of this Lease.

(e)	Upon the Tenant’s default under this Article and in addition to the rights and remedies set forth elsewhere in this Lease, the Landlord shall be entitled to recover any and all damages associated with the default, including without limitation, in addition to any rights reserved or available to the Landlord, cleanup costs and charges, civil and criminal penalties and fees, any and all damages and claims asserted by third parties against the Landlord and Landlord’s solicitors’ fees and costs.

ARTICLE XX - RIGHT OF FIRST OFFER

Section 20.01 - Right of First Offer

Provided the Tenant is not then in default beyond any cure period set out in this Lease, the Tenant shall benefit from a right of first offer on any unleased vacant space on the fifth (5th) floor in the Building (South Tower) (the “Vacant Space”). For certainty, Vacant Space shall not include any space leased by the Landlord to any other tenant and which is offered by such tenant for sub-leasing. This right of first offer shall not apply until the Commencement Date of the Term has occurred and the Tenant has taken occupancy of the Leased Premises. Accordingly, if during the Term, any part of the Vacant Space becomes or shall become available for rent, the Landlord shall offer the Vacant Space to the Tenant, in writing, on the same terms and conditions as this Lease, with the exception of the following:

(a)	the term for the Vacant Space shall terminate at the same time as the Term;

(b)	the Minimum Rent which shall be the fair market rent for the Vacant Space; and

(c)	any Rent Free Fixturing Period shall not exceed six (6) months.

The Tenant undertakes to advise the Landlord of its acceptance or refusal of the Landlord’s Offer for all or a portion of the Vacant Space within five (5) business days following its receipt of same. If the Tenant decides to accept the Landlord’s offer for all or a portion of the Vacant Space, the parties shall sign an amendment to the Lease within thirty (30) days following the Tenant’s acceptance of the offer. If the Tenant does not accept the offer or if the Tenant does not respond to same within the prescribed time limit, the Landlord may lease the Vacant Space to a third party on terms and conditions no more favourable to the third party than those offered to the Tenant. Notwithstanding the foregoing provisions of this paragraph, any acceptance by the Tenant to lease a portion only of the Vacant Space shall be subject to the Landlord’s approval as to the size, configuration and location thereof, which approval shall be granted unless all or some portion of the Vacant Space included in the Landlord’s offer and not included within the portion accepted by the Tenant is not reasonably able to be leased by the Landlord to a third party or parties.

ARTICLE XXI - MISCELLANEOUS

Section 21.01 - Rules and Regulations

The Tenant and its employees and all persons visiting or doing business with them on the Leased Premises shall be bound by and shall observe and perform any and all reasonable rules and regulations made by the Landlord from time to time including, without limitation, the rules and regulations attached hereto as Schedule “C”. All rules and regulations made by the Landlord from time to time shall be deemed to be incorporated in and form part of this Lease, subject to the Landlord’s right to reasonably amend such rules and regulations from time to time upon reasonable written notice to the Tenant.

Section 21.02 - Force Majeure

Notwithstanding anything to the contrary contained in this Lease, if the Landlord or Tenant is delayed or hindered in or prevented from the performance of any term, covenant or act required hereunder by reason of being unable to obtain materials, goods, equipment, services or labour; power failure; riots, insurrection, sabotage, rebellion, war, Act of God, or by reason of any law, regulation or Order of a Court or by reason of the Order or Direction of any Governmental Department or Office or other similar authority, or by reason of any other cause beyond its control, whether of the foregoing character or not, the Landlord or Tenant shall be relieved from the fulfilment of such obligation and the Tenant or Landlord, as the case may be, shall not be entitled to compensation for any inconvenience, nuisance, or discomfort thereby occasioned.

Section 21.03 - Notices

Any notice, request or demand herein provided for or given hereunder if given by the Tenant to the Landlord shall be sufficiently given if delivered by courier or personal delivery and addressed to the Landlord at:

149 College Street

Suite 501

Toronto, Ontario

M5T 1P5

Attention:         John Cook, President

Any notice herein provided for or given hereunder if given by the Landlord to the Tenant shall be sufficiently given if delivered by courier or personal delivery and addressed to the Tenant at:

NPS Pharmaceuticals, Inc.

420 Chipeta Way

Salt Lake City, Utah 84108

Attention: General Counsel

Any notice delivered as aforesaid shall be conclusively deemed to have been given on the date of delivery.

Any notice mailed as aforesaid shall be conclusively deemed to have been given on the third business day following the day on which such notice is mailed as aforesaid. Either the Landlord or Tenant may at any time give notice in writing to the other of any change of address of the party giving such notice and from and after the giving of such notice provided such new address is within the Province of Ontario the address therein specified shall be deemed to be the address of such party for the giving of such notices thereafter. In the event of a mail strike or other interruption in the delivery of mail, all notices, requests or demands shall be hand delivered.

Section 21.04 - Waiver of Breach

The waiver by the Landlord of any breach of any term, covenant or condition herein contained shall not be deemed to be a waiver of such term, covenant or condition or any subsequent breach of the same or any other term, covenant or condition herein contained. The subsequent acceptance of Minimum Rent hereunder by the Landlord shall not be deemed to be a waiver of any preceding breach by the Tenant of any term, covenant or condition of this Lease, regardless of the Landlord’s knowledge of such preceding breach at the time of acceptance of such Minimum Rent. No covenant, term or condition of this Lease shall be deemed to have been waived by the Landlord unless such waiver is in writing and signed by the Landlord.

Section 21.05 - Net Lease

The Tenant acknowledges and agrees that it is intended that this Lease is a completely carefree net lease to the Landlord, except as expressly herein set out, and that the Landlord shall not be responsible during the Term or any renewals thereof for any costs, charges, expenses and outlays of any nature whatsoever arising from or relating to the Leased Premises, or the use and occupancy thereof, and the Tenant shall pay all charges, impositions, costs and expenses of every nature and kind relating to the Leased Premises, except as expressly herein set out.

Section 21.06 - Accord and Satisfaction

No payment by the Tenant or receipt by the Landlord of a lesser amount than the monthly Minimum Rent herein stipulated shall be deemed to be other than on account of the earliest stipulated Minimum Rent nor shall any endorsement or statement or any cheque or any letter accompanying any cheque or payment as Minimum Rent be deemed an accord and satisfaction, and the Landlord may accept such cheque or payment without prejudice to the Landlord’s right to recover the balance of such Minimum Rent or pursue any other remedy in this Lease provided.

Section 21.07 - Entire Agreement

This Lease and the schedules and riders, if any, attached hereto and forming a part hereof, together with the rules and regulations promulgated by the Landlord from time to time, set forth all the covenants, promises, agreements, conditions and understandings between the Landlord and the Tenant concerning the Leased Premises and there are no covenants, promises, agreements, conditions or understandings, either oral or written, between them other than are herein set forth. Except as herein otherwise provided no subsequent alteration, amendment, change or addition to this Lease shall be binding upon the Landlord or the Tenant unless in writing and signed by each of them.

Section 21.08 - Captions and Section Numbers

The captions and paragraph numbers appearing in this Lease are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or intent of such paragraph of this Lease nor in any way affect the substance of this Lease.

Section 21.09 - Extended Meanings

The word “Tenant” shall be deemed to include the word “lessee” and shall mean each and every person or party mentioned as a Tenant herein, be the same one or more; and if there shall be more than one Tenant, any notice required or permitted by the terms of this Lease may be given by or to any one thereof, and shall have the same force and effect as if given by or to all thereof. Any reference to “Tenant” shall include, where the context allows, the servants, employees, agents, and invitees of the Tenant and all others over whom the Tenant exercises control. Wherever the word “Landlord” is used in this Lease, it shall be deemed to include the word “lessor” and to include the Landlord and its duly authorized representatives. The words “hereof”, “herein”, “hereunder” and similar expressions used in any section or subsection relate to the whole of this Lease, and not to that section or that subsection only, unless otherwise expressly provided.

The use of the neuter singular pronoun to refer to the Landlord or the Tenant shall be deemed a proper reference even though the Landlord or the Tenant may be an individual, a partnership, a corporation, or a group of two or more individuals or corporations. The necessary grammatical changes required to make the provisions of this Lease apply in the plural sense where there is more than one Landlord or Tenant and to either corporations, associations, partnerships or individuals, males or females, shall in all instances be assumed as though in each case fully expressed.

Section 21.10 - Partial Invalidity

If any term, covenant or condition of this Lease or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term, covenant or condition to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term, covenant or condition of this Lease shall be valid and enforced to the fullest extent permitted by law.

Section 21.11 - Registration

The Tenant shall not register this Lease without the written consent of the Landlord. However, upon the request of either party hereto, the other party shall join in the execution of a memorandum or so-called “short form” of this Lease for the purposes of registration. Said memorandum or short form of this Lease shall only describe the parties, the Leased Premises, the Term (including extension options) of this Lease and the rights of first offer, and shall be prepared by the Tenant’s solicitors, shall be subject to the approval of the Landlord and its solicitors and shall be registered at the Tenant’s expense. If required by the Landlord, the Landlord is hereby appointed the agent of the Tenant to complete any Land Transfer Tax Affidavit on behalf of the Tenant for the purposes of registering the short form or notice of this Lease.

Section 21.12 - No Option

The submission of this Lease for examination does not constitute a reservation of or option for the Leased Premises and this Lease becomes effective as a Lease only upon execution and delivery thereof by the Landlord and the Tenant.

Section 21.13 - Obligations as Covenants

Each obligation or agreement of the Landlord or the Tenant expressed in this Lease, even though not expressed as a covenant is considered to be a covenant for all purposes.

Section 21.14 - Governing Law

This Lease shall be construed and governed by the laws of the Province of Ontario.

Section 21.15 - Time of the Essence

Time shall be of the essence of this Lease and of every part hereof.

Section 21.16 - Waste Water Tank

Throughout the Term the Landlord covenants to provide space for the Tenant’s use, at no charge to or other amount payable by the Tenant, in a mutually agreed upon location and size, at a below grade level beneath the Building for the purpose of a water neutralizer tank and equipment (the “Tank”). The Tenant at all times shall have access to the Tank for servicing and maintenance purposes. The Tank shall be for the exclusive use of the Tenant. The Tank shall be supplied and installed by the Tenant as part of the Tenant’s Work at its sole expense. As part of the Landlord’s Work (as hereinafter defined) the Landlord agrees to install, at the Landlord’s expense, a separate express riser from such tank to the Leased Premises for the exclusive use of the Tenant.

Section 21.17 – Base Building Code Compliance

Throughout the Term the Landlord covenants agrees that it shall be responsible, at its sole cost and expense and without interfering with the Tenant’s occupation of the entire floor plate of the Leased Premises, for insuring that the base building and all parts thereof (including all Landlord’s Work), shall comply with all laws, by-laws, codes and regulations, including those relating to fire, health and safety. Further the Landlord represents and warrants that throughout the Term that the base building and all parts thereof (including all Landlord’s Work) shall comply with all laws, by-laws, codes and regulations, including those relating to fire, health and safety.

IN WITNESS WHEREOF the Landlord and Tenant have hereunto executed this Lease as of the date hereinabove first set out.

MARS DISCOVERY DISTRICT

Per:	/s/ BRUCE ANDERSON
A.S.O.
Per:	/s/ NINA GAZZOLA
A.S.O.
I/we have authority to bind the Corporation.

NPS ALLELIX CORP

Per:	/s/ HUNTER JACKSON
A.S.O.
Per:
A.S.O.
I/we have authority to bind the Corporation.

SCHEDULE “A”

LEGAL DESCRIPTION OF PROPERTY

Legal Description of the Parcel A1 Lands:

Lots 37, 38, 48, 49 and 50, part of Lots 36, 39 and 47 and part of Centre Street(closed by Act of Parliament Edward VII, Chapter 59, Section 12, S.S.3.), Registered Plan 24, in the City of Toronto, designated as Parts 34, 35, 36, 37, 38, 39, 40 and 41 on Reference Plan 64R-17121.

Legal Description of the Parcel A2 Lands:

Lots 2, 3, 35 and 46, part of Lots 4, 5, 6, 36 and 47, and part of Centre Street and Lanes (closed by Act of Parliament Edward VII, Chapter 59, Section 12, S.S.3.), Registered Plan 24, in the City of Toronto, designated as Parts 21, 22, 23, 24 and 25 on Reference Plan 64R-17121.

Legal Description of the Parcel B Lands:

Part of Parklot 10, Concession 1, FTB Township of York; Lots 7-12, Plan 24, Toronto; Part of Lots 4-6, 24 Plan 24, Toronto; Part of Avenue Street, Sayre Street and Centre Street, on Plan 24, Toronto (AKA Chestnut Street); Part Lane on Plan 24, Toronto; Part Lane on Plan D173, Toronto as closed; Part Lots A, B, C, D, on Plan D173 Toronto; Part of Lots 23-24 on Plan 154, Toronto; designated as Parts 9-14, 18-20, 26-27, 43-45, on Plan 64R-17121; City of Toronto, being P.I.N. 21199-0099(LT).

Legal Description of the Expanded Parcel B Lands:

Part of Lots 24, 25 and 26 and Part of Centre Street (closed by Act of Parliament Edward VII, ch. 59, sec. 12, s.s.3), Registered Plan 24 and Part of Lots A, B, C, D, E, G, G and H, Part of the 1’ Reserve and Part of the Lane (closed by Act of Parliament Edward VII, ch. 59, sec. 12, s.s.3), Plan D-173, in the City of Toronto, in the Province of Ontario, designated as Parts 1, 2, 3, 4, 5 and 6 on Reference Plan 66R-28035.

Legal Description of the Parcel C Lands:

Part of Parklot 10, Concession 1, FTB Township of York; Lots 25-27, on Plan 154; Part of Lots 16-24, 28-44, Plan 154; designated as Parts 15-17, 31 and 42, on Plan 64R-17121; City of Toronto.

SCHEDULE “B-1”

SKETCH OF PROPERTY DELINEATING BUILDING

[GRAPHIC APPEARS HERE]

SCHEDULE “B-2”

SKETCH OF SUITE 600

[GRAPHIC APPEARS HERE]

SCHEDULE “B-3”

SKETCH OF SUITE 700

[GRAPHIC APPEARS HERE]

SCHEDULE “B-4”

SKETCH OF SUITE 800

[GRAPHIC APPEARS HERE]

SCHEDULE “C”

RULES AND REGULATIONS

FORMING PART OF THE WITHIN LEASE

1. The sidewalks, entranceways, elevators, fire escapes and common stairways, if any, shall not be obstructed by any of the tenants or used by them for any other purpose other than for ingress and egress to and from their respective demised premises. Tenants will not place or allow to be placed in any corridors or public stairways any waste paper, dust, garbage, refuse or anything whatever that would tend to make them unclean or untidy.

2. The skylights and windows that reflect or admit light into passageways and Common Areas and Facilities of the Property shall not be covered or obstructed by any of the tenants and no awnings shall be put up, without the written consent of the Landlord.

3. The water closets and other water apparatus shall not be used for any purpose other than those for which they were constructed. Any damage resulting from a breach of this provision shall be borne by the tenant by whom or by whose agents, servants or employees the same is caused. The tenants shall not let the water run unless in actual use, nor shall they deface any part of the Property.

4. Other than as permitted in the Lease, the Tenant shall not do or permit anything to be done in the demised premises or bring or keep anything therein which will in any way increase the risk of fire, or obstruct or interfere with the rights of other tenants, or violate or act at variance with the laws relating to fires or with the regulations of the Fire Department or the Board of Health.

5. Tenants, their clerks, agents, employees, invitees or servants, shall not make or commit any improper noises in the Property, lounge about doors or corridors or interfere in any way with other tenants or those having business with them.

6. Nothing shall be thrown by the tenants, their clerks, agents, employees, invitees or servants out of windows or doors or down the passages, elevator shafts or skylights of the Property.

7. The Tenant shall not operate or permit to be operated any musical or sound producing instrument or device inside or outside the demised premises which may be heard outside the demised premises.

8. No one shall use any demised premises for sleeping apartments or residential purposes, or for the storage of personal effects or articles other than those required for business purposes.

9. The Landlord shall have the right:

(a)	to require all persons entering or leaving the Property during such hours as the Landlord may reasonably determine to identify themselves to a watchman by registration or otherwise to establish their right to enter or leave; and

(b)	to exclude or expel any pedlar or beggar at any time from the demised premises or the Property.

10. All tenants must observe strict care not to allow their windows to remain open so as to admit rain or snow, to interfere with the heating of the Property. Any injury or damage caused to the Property or its appointments, furnishings, heating and other appliances, or to any other tenant or to the premises occupied by any other tenant, by reason of windows being left open, so as to admit rain or snow, or by interference with or neglect of the heating appliances, or by reason of any other misconduct or neglect upon the part of a tenant or any other person or servant, subject to it, shall be made good by the tenant in whose premises the neglect, interference or misconduct occurred.

11. It shall be the duty of the respective tenants to assist and co-operate with the Landlord in preventing injury to the premises demised to them respectively.

12. Save as permitted in the Lease, no inflammable oils or other inflammable, dangerous or explosive materials shall be kept or permitted to be kept in the demised premises. Nothing shall be placed on the outside of the windowsills or projections.

13. Furniture, effects and supplies shall not be taken into or removed from the Leased Premises, except at such time and in such manner as may be previously approved by the Landlord, acting reasonably having regard to the business operations of the Tenant.

14. No bicycles or other vehicles shall be brought within the Property, except in the parking areas, if any.

15. The parking of cars in the parking area, if any, shall be subject to the reasonable regulations of the Landlord. The Tenant shall not park or permit or cause to be parked any vehicles in any spaces assigned exclusively to any other tenants of the Property.

16. The Tenant shall give the Landlord prompt notice of any accident to or any defect in the base building plumbing, heating, air conditioning, mechanical or electrical apparatus or any other part of the Property.

17. The lining of all window drapes facing the interior surface of exterior windows shall be subject to the prior approval of the Landlord as to colour and material not to be unreasonably withheld. The base building blinds installed by the Landlord shall not be removed or altered and the Tenant shall not install its own window coverings.

18. The Landlord shall have the right to make such other and further reasonable rules and regulations as in its judgment may from time to time be needful for the safety, care, cleanliness and appearance of the demised premises and the Property, and for the preservation of good order therein, and the same shall be kept and observed by the tenants, agents, servants, employees, clerks, and invitees.

2

SCHEDULE “D”

LANDLORD’S WORK

Base Building Modifications

#	Items	Action By
		MaRS	NPS
1.	Increase service corridor width from Building C service elevator to Building B service elevator to accommodate double doors with a clear dimension of 1.8 metres or 6’-0”	AGREED MaRS cost
2.	Increase the depth of the freight elevator in Building B by 6”. Cab to be 8’-0” wide by 6’-0” deep by 11’-9” high. Door opening to remain at 48”-0”	AGREED MaRS cost
3.	Provide knock out panels of block wall to allow for future access of oversized equipment for NPS floors, 8’x 10’ openings	AGREED MaRS cost
4.	Increase slab to slab ceiling heights on floors 6, 7 & 8 (as well as on all other building floors above grade in Building B) to 4380 metres	AGREED MaRS cost
5.	West Stairwell: Door “hold open” devices – not allowed by code		NPS
6.	West Stairwell: Egress doors – move from North to East wall	AGREED MaRS cost Per Drawing SKA-22 Plan at Stair #6 levels 5-8
7.	West Stairwell: Security between 5th floor and all floors above	AGREED MaRS cost
8.	8th Floor Cross-Over. A clear path is required by code for NPS staff	AGREED	NPS
9.	Minor relocation of exhaust chasers, to be relocated to the north as much as possible, to a maximum of 2’	AGREED MaRS Cost (providing NPS provides all details to MaRS prior to June 1, 2004)
10.	Water Capacity supply to NPS premises increased from 45 G.P.M. to 80 G.P.M	AGREED MaRS cost
11.	Space in the building at a below grade level for NPS supplied and installed “Water Neutralizer Tank and/or Equipment”. Location to be agreed upon. MaRS to provide a separate Express Riser dedicated for use only by NPS	AGREED MaRS Cost
12.	Chiller System vs. Condensed water System	MaRS Agrees to provide at no cost to NPS, floor space on the 9th floor mechanical penthouse level for two (2) chillers to be supplied

#	Items	Action By
		MaRS	NPS
and installed at NPS’s
cost. MaRS and NPS
agree to work together
acting reasonably,
toward a potential
sharing of the cost on a
proportionate basis of
one of the two chillers
in order to provide
MaRS with cooling
redundancy in the case
of emergency.
13.	Normal Power supply of 19 watts per square foot to be provided to the Leased Premises	Agreed MaRS Cost
14.	Additional Emergency Power up to 100KW. Therefore, the total electrical power supply to NPS for its Leased Premises is 350KW.	AGREED MaRS Cost
15.	Sprinklers	MaRS Agrees to
provide risers only to
each of floors 6,7 and
8. MaRS not obligated
to supply, install or
distribute any piping
or sprinkler heads to
these floors. NPS will
complete under its
building permit and
tenant work.
16.	Relocation of Fire Alarm Panels	AGREED MaRS Cost As per Smith and Anderson Memo of 3/10/04
17.	Code Compliance	AGREED
MaRS Cost
MaRS agrees that it
shall be responsible, at
its sole cost and
expense for insuring
that all exiting
distances are in
compliance with all
laws, bylaws, codes,
and regulations. In
complying with such
laws, bylaws, codes,
and regulations the
Landlord covenants
that it shall not
interfere with the
Tenant’s occupation of
any part of the Leased
Premises